As filed with the Securities and Exchange Commission on January 9, 2013

Registration No. 333-179763

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ArcelorMittal

(Exact name of registrant as specified in its charter)

N/A

(Translation of registrant’s name into English)

Grand Duchy of Luxembourg	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

19, Avenue de la Liberté

L-2930 Luxembourg

Grand Duchy of Luxembourg

Telephone: (352) 4792-2484

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Marc Jeske, Esq.

ArcelorMittal USA LLC

1 South Dearborn Street, 19th Floor

Chicago, IL 60603-9888

United States

Telephone: 1-312-899-3400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John D. Brinitzer, Esq. Cleary Gottlieb Steen & Hamilton LLP 12, rue de Tilsitt 75008 Paris France (33) 1 40 74 68 00	Andrés V. Gil, Esq. Davis Polk & Wardwell LLP 121, avenue des Champs-Elysées 75008 Paris France (33) 1 56 59 36 00

Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered/ Proposed Maximum Offering Price per Unit/ Proposed Maximum Offering Price(1)	Amount of Registration Fee(2)
Senior Debt Securities
Subordinated Debt Securities
Ordinary Shares(3)

(1)	An indeterminate amount of securities as may be offered at indeterminate prices are being registered.
(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, the registrant is deferring payment of the entire registration fee. In connection with the securities offered hereby, the registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b).
(3)	Also includes such indeterminate amounts of Ordinary Shares as may be issued upon conversion of or in exchange for any Senior Debt Securities or Subordinated Debt Securities that provide for conversion or exchange into Ordinary Shares.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Automatic Shelf Registration Statement on Form F-3 (File No. 333-179763) of ArcelorMittal, which was filed with the Securities and Exchange Commission and became effective on February 28, 2012. It is being filed with the Securities and Exchange Commission in order to amend the base prospectus, to register additional classes of securities and to file additional related exhibits.

Senior Debt Securities

Subordinated Debt Securities

Ordinary Shares

This prospectus may be used to offer debt securities of ArcelorMittal, which may or may not be subordinated and/or convertible into or exchangeable for ordinary shares of ArcelorMittal, and/or ordinary shares of ArcelorMittal, which we collectively refer to as the “securities.”

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. We will provide the specific terms of the securities being offered and the manner in which they are offered in supplements to this prospectus. The prospectus supplements will also contain the names of any selling security holders, underwriters, dealers or agents involved in the sale of the securities, together with any applicable commissions or discounts. You should read this prospectus and any accompanying prospectus supplement carefully before you invest in any of these securities.

This prospectus may not be used to sell any securities unless accompanied by a prospectus supplement.

Investing in our securities involves risks. You should carefully consider the risks discussed under “Risk Factors ” beginning on page 1 of this prospectus and in any prospectus supplement accompanying this prospectus before you invest in any of these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated January 9, 2013.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, utilizing a shelf registration process. Under this shelf process, the securities described in this prospectus may be sold in one or more offerings. This prospectus provides you with a general description of the securities that may be offered. Each time securities are offered pursuant to this prospectus, we will attach a prospectus supplement to the front of this prospectus that will contain specific information about the terms of those securities and their offering. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file with or furnish to the SEC. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplements and the related exhibits filed with the SEC, together with the additional information described under the heading “Incorporation of Certain Documents by Reference.”

We are responsible for the information contained and incorporated by reference in this prospectus, any accompanying prospectus supplement and in any related free-writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we do not take any responsibility for any other information that others may give you.

ArcelorMittal is not making an offer to sell these securities in any jurisdiction where the offer or sale are not permitted. This document may only be used where it is legal to sell these securities.

You should not assume that the information contained or incorporated by reference in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus. ArcelorMittal’s business, financial condition, results of operations and prospects may have changed since that date.

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RISK FACTORS

An investment in the securities offered using this prospectus involves a high degree of risk. You should carefully consider the risks described below, and the risk factors included in the prospectus supplement, before making an investment decision. The Company’s business, financial condition and results of operations could be materially and adversely affected by any of these risks. The risks described below are those known to ArcelorMittal and that it currently believes may materially affect it.

Risks Related to the Global Economy and the Mining and Steel Industry

ArcelorMittal’s business and results are substantially affected by regional and global macroeconomic conditions. Recessions or prolonged periods of weak growth in the global economy or the economies of ArcelorMittal’s key selling markets have in the past had and in the future would be likely to have a material adverse effect on the mining and steel industries and on ArcelorMittal’s business, results of operations and financial condition.

The mining and steel industries have historically been highly cyclical. This is due largely to the cyclical nature of the business sectors that are the principal consumers of steel and the industrial raw materials produced from mining, namely the automotive, construction, appliance, machinery, equipment, infrastructure and transportation industries. Demand for minerals and metals and steel products thus generally correlates to macroeconomic fluctuations in the global economy. This correlation and the adverse effect of macroeconomic downturns on metal mining companies and steel producers were evidenced in the 2008/2009 financial and subsequent economic crisis. The results of both mining companies and steel producers were substantially affected, with many steel producers (including ArcelorMittal), in particular, recording sharply reduced revenues and operating losses. Since the severe economic downturn of 2008/2009, macroeconomic conditions have remained uncertain and, in 2012, particularly difficult, due among other things to the continuing Euro-zone sovereign debt crisis, economic stagnation or slow growth in developed economies and a cooling of emerging market economies. See “Item 5—Operating and Financial Review and Prospects—Overview—Key Factors Affecting Results of Operations—Economic Environment” of our 2011 Form 20-F, “Economic Environment” in our “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Six Months ended June 30, 2012” (the “First Half 2012 MD&A”) and our release entitled “ArcelorMittal Reports Third Quarter 2012 and Nine Months 2012 Results” (the “Third Quarter and Nine Months 2012 Results Release”). Growth of the Chinese economy, which in recent years has been and is one of the main demand drivers in the mining and steel industries, slowed, as did that of other emerging economies. Continued difficult macroeconomic conditions, a global recession, a recession or anemic growth in North America, a further degradation of the economic situation in Europe (discussed further below) or the continued slowdown in emerging economies that are substantial consumers of steel (such as China, Brazil, Russia and India, as well as emerging Asian markets, the Middle East and the Commonwealth of Independent States (“CIS”) regions) would likely result in continued and prolonged reduced demand for (and hence price of) minerals and steel and have a material adverse effect on the mining and steel industries in general and on ArcelorMittal’s results of operations and financial condition in particular.

The ongoing weakness of the Euro-zone economy, as well as the ongoing concern over Euro-zone sovereign debt, may continue to adversely affect the steel industry and ArcelorMittal’s business, results of operations and financial condition.

Steel producers with substantial sales in Europe, such as ArcelorMittal, have been deeply affected by macroeconomic conditions in Europe over the 2010-2012 period. The Euro-zone sovereign debt crisis, resulting austerity measures and other factors have led to recession or stagnation in many of the national economies in the Euro-zone. Demand for steel has been depressed as a result, dropping in 2012 to 29% below 2007 levels. Current expectations are for continued weak macroeconomic conditions in Europe in the near to mid-term (e.g., European Central Bank forecast of December 2012 of a 0.3% decrease in Euro-zone GDP in 2013, IMF forecast of October

2012 of a contraction of 0.4%). Moreover, an aggravation of the Euro-zone sovereign debt crisis would likely further weigh on economic growth. A continuation or worsening of the negative macroeconomic trends in the Euro-zone crisis would most likely result in continued and prolonged reduced demand for (and hence price of) steel in Europe and have a material adverse effect on the European steel industry in general and on ArcelorMittal’s results of operations and financial condition in particular.

Excess capacity and oversupply in the steel industry may weigh on the profitability of steel producers, including ArcelorMittal.

In addition to economic conditions, the steel industry is affected by global and regional production capacity and fluctuations in steel imports/exports and tariffs. The steel industry globally has historically suffered from structural overcapacity, which is amplified during periods of global or regional economic weakness due to weaker global or regional demand.

In Europe, structural overcapacity is considerable, with studies indicating that European production capacity may exceed European demand by as much as 40%. As noted above, current demand levels in Europe are approximately 29% below those of 2007, widely considered to have been a peak in the industry cycle. Reaching equilibrium would therefore require supply-side reductions. These are difficult and costly to implement in the European context. Moreover, the supply excess could be exacerbated by an increase in imports from emerging market producers.

Outside of Europe, production capacity in certain developing countries, particularly in China, but also in other countries such as Russia, Ukraine and Turkey, has increased substantially in recent years. Russia has recently joined the World Trade Organization, which will likely lead to an increase in Russian steel exports to Europe. China is now the largest global steel producer by a large margin, and the balance between its domestic production and consumption has been an important factor influencing global steel prices in recent years. Excess capacity from developing countries, such as China, may result in exports of significant amounts of steel and steel products at prices that are at or below their costs of production, putting downward pressure on steel prices in other markets, including the United States and Europe. While growth in Chinese steel production has slowed, the slowdown in the Chinese economy in 2012 resulted in an increase in exports to other markets (mainly Asia).

Given these structural capacity issues, ArcelorMittal remains exposed to the risk of steel production increases in China and other markets outstripping any increases in real demand. This “overhang” will likely weigh on steel prices and therefore exacerbate the “margin squeeze” in the steel industry created by high-cost raw materials, in particular in markets marked by overcapacity such as Europe.

Volatility in the supply and prices of raw materials, energy and transportation, and mismatches with steel price trends, as well as protracted low raw materials prices, could adversely affect ArcelorMittal’s results of operations.

Steel production consumes substantial amounts of raw materials including iron ore, coking coal and coke. Because the production of direct reduced iron, the production of steel in electric arc furnaces and the re-heating of steel involve the use of significant amounts of energy, steel companies are also sensitive to natural gas and electricity prices and dependent on having access to reliable supplies of energy. Any prolonged interruption in the supply of raw materials or energy would adversely affect ArcelorMittal’s results of operation and financial condition.

The prices of iron ore, coking coal and coke are highly volatile and may be affected by, among other factors: industry structural factors (including the oligopolistic nature of the (sea-borne) iron ore industry and the fragmented nature of the steel industry); demand trends in the steel industry itself and particularly from Chinese steel producers (as the largest group of producers); new laws or regulations; suppliers’ allocations to other purchasers; business continuity of suppliers; expansion projects of suppliers; interruptions in production by suppliers; accidents or other similar events at suppliers’ premises or along the supply chain; wars, natural disasters, political disruption and other similar events; fluctuations in exchange rates; the bargaining power of raw material suppliers; and the availability and cost of transportation. Although ArcelorMittal has substantial sources of iron ore and coal from its own mines and is expanding output at such mines and also has new mines under development, as a steelmaker it remains exposed to volatility in the supply and price of iron ore, coking coal and coke as it obtains a significant portion of such raw materials under supply contracts from third parties. It is also exposed directly to price volatility in iron ore and coal as it sells such minerals to third parties, and expects to increase the amount of such sales in the future.

Historically, energy prices have varied significantly, and this trend is expected to continue due to market conditions and other factors beyond the control of steel companies.

Steel and raw material prices have historically been highly correlated. A drop in raw material prices therefore typically triggers a decrease in steel prices. During the 2008/2009 crisis and again in 2012, both steel and raw materials prices dropped sharply. Another risk is embedded in the timing of the production cycle: rapidly falling steel prices can trigger write-downs of raw material inventory purchased when steel prices were higher, as well as of unsold finished steel products. ArcelorMittal recorded substantial write-downs in 2008/2009 as a result of this. Furthermore, a lack of correlation or a time lag in correlation between raw material and steel prices may also occur and result in a “margin squeeze” in the steel industry. ArcelorMittal experienced such a squeeze in late 2011, for example, when iron ore prices fell over 30% in three weeks in October 2011 and resulted in a significant fall in steel prices while lower raw material prices had yet to feed into the Company’s operating costs. Because ArcelorMittal sources a substantial portion of its raw materials through long term contracts with quarterly (or more frequent) formula-based or negotiated price adjustments and sells a substantial part of its steel products at spot prices, it faces the risk of adverse differentials between its own production costs, which are affected by global raw materials prices, scrap prices and trends for steel prices in regional markets. Exposure to this risk has increased as raw material suppliers have since 2010 moved increasingly toward sales on a shorter term (quarterly or more frequent) basis. In addition to the Company’s exposure as a steelmaker, protracted periods of low prices of iron ore and to a lesser extent coal would weigh on the revenues and profitability of the Company’s mining business, as occurred in the second half of 2012. For additional details on ArcelorMittal’s raw materials supply and self-sufficiency, see “Item 4B—Business Overview—Raw Materials and Energy” of our 2011 Form 20-F and “Raw Materials” and “Energy” in our First Half 2012 MD&A.

Protracted low iron ore and steel prices would have a material adverse effect on ArcelorMittal’s results, as could price volatility.

ArcelorMittal sells both iron ore and steel products. Protracted low iron ore prices have a negative effect on the results of its mining business, as a result of lower sale prices and lower margins on such sales. In addition, as indicated above, iron ore prices and steel prices are generally highly correlated, and a drop in iron ore prices therefore typically triggers a decrease in steel prices.

As indicated above, the prices of iron ore and steel products are influenced by many factors, including demand, worldwide production capacity, capacity-utilization rates, global prices and contract arrangements, steel inventory levels and exchange rates. ArcelorMittal’s results have shown the material adverse effect of prolonged periods of low prices. Following an extended period of rising prices, global steel prices fell sharply during the financial and economic crisis of 2008/2009. This resulted from the sharp drop in demand and was exacerbated by massive industry destocking (i.e., customer reductions of steel inventories). This had a material adverse effect on ArcelorMittal and other steel producers, who experienced lower revenues, margins and, as discussed further below, write-downs of finished steel products and raw material inventories. Steel prices gradually recovered in late 2009 and into 2010 while remaining below their pre-financial crisis peaks. Steel prices remained volatile throughout 2011 rising in the first quarter on stronger demand and higher raw material prices but softening in the second half. The softening accelerated in the fourth quarter of 2011 as iron ore prices dropped sharply in October, and customers then started to destock in an uncertain economic environment. While there were some increases in steel price levels in the first half of 2012, steel prices (as well as iron ore prices) generally declined over the second half of 2012, with a particularly sharp drop occurring in the third quarter of 2012. ArcelorMittal’s results will likely continue to suffer from low steel prices as any sustained steel price recovery would likely require raw material price support as well as a broad economic recovery in order to underpin an increase in real demand for steel products by end users.

Developments in the competitive environment in the steel industry could have an adverse effect on ArcelorMittal’s competitive position and hence its business, financial condition, results of operations or prospects.

The markets in which steel companies operate are highly competitive. Competition—in the form of established producers expanding in new markets, smaller producers increasing production in anticipation of demand increases, amid an incipient recovery, or exporters selling excess capacity from markets such as China—could cause ArcelorMittal to lose market share, increase expenditures or reduce pricing. Any of these developments could have a material adverse effect on its business, financial condition, results of operations or prospects.

Unfair trade practices in ArcelorMittal’s home markets could negatively affect steel prices and reduce ArcelorMittal’s profitability, while trade restrictions could limit ArcelorMittal’s access to key export markets.

ArcelorMittal is exposed to the effects of “dumping” and other unfair trade and pricing practices by competitors. Moreover, government subsidization of the steel industry remains widespread in certain countries, particularly those with centrally-controlled economies such as China. As a consequence of the recent global economic crisis, there is an increased risk of unfairly-traded steel exports from such countries into various markets including North America and Europe, in which ArcelorMittal produces and sells its products. Such imports could have the effect of reducing prices and demand for ArcelorMittal products.

In addition, ArcelorMittal has significant exposure to the effects of trade actions and barriers due to the global nature of its operations. Various countries have in the past instituted trade actions and barriers, a recurrence of which could materially and adversely affect ArcelorMittal’s business by limiting the Company’s access to steel markets.

See “Item 4B—Information on the Company—Business Overview—Government Regulations” of our 2011 Form 20-F.

Competition from other materials could reduce market prices and demand for steel products and thereby reduce ArcelorMittal’s cash flow and profitability.

In many applications, steel competes with other materials that may be used as substitutes, such as aluminum (particularly in the automobile industry), cement, composites, glass, plastic and wood. Government regulatory initiatives mandating the use of such materials in lieu of steel, whether for environmental or other reasons, as well as the development of other new substitutes for steel products, could significantly reduce market prices and demand for steel products and thereby reduce ArcelorMittal’s cash flow and profitability.

ArcelorMittal is subject to strict environmental laws and regulations that could give rise to a significant increase in costs and liabilities.

ArcelorMittal is subject to a broad range of environmental laws and regulations in each of the jurisdictions in which it operates. These laws and regulations impose increasingly stringent environmental protection standards regarding, among others, air emissions, wastewater storage, treatment and discharges, the use and handling of hazardous or toxic materials, waste disposal practices, and the remediation of environmental contamination. The costs of complying with, and the imposition of liabilities pursuant to, environmental laws and regulations can be significant, and compliance with new and more stringent obligations may require additional capital expenditures or modifications in operating practices. Failure to comply can result in civil and or criminal penalties being imposed, the suspension of permits, requirements to curtail or suspend operations, and lawsuits by third parties. Despite ArcelorMittal’s efforts to comply with environmental laws and regulations, environmental incidents or accidents may occur that negatively affect the Company’s reputation or the operations of key facilities.

ArcelorMittal also incurs costs and liabilities associated with the assessment and remediation of contaminated sites. In addition to the impact on current facilities and operations, environmental remediation obligations can give rise to substantial liabilities in respect of divested assets and past activities. This may also be the case for acquisitions when liabilities for past acts or omissions are not adequately reflected in the terms and price of the acquisition. ArcelorMittal could become subject to further remediation obligations in the future, as additional contamination is discovered or cleanup standards become more stringent.

Costs and liabilities associated with mining activities include those resulting from tailings and sludge disposal, effluent management, and rehabilitation of land disturbed during mining processes. ArcelorMittal could become subject to unidentified liabilities in the future, such as those relating to uncontrolled tailings breaches or other future events or to underestimated emissions of polluting substances.

ArcelorMittal’s operations may be located in areas where individuals or communities may regard its activities as having a detrimental effect on their natural environment and conditions of life. Any actions taken by such individuals or communities in response to such concerns could compromise ArcelorMittal’s profitability or, in extreme cases, the viability of an operation or the development of new activities in the relevant region or country.

See “Item 4B—Information on the Company—Business Overview—Government Regulations—Environmental Laws and Regulations” and “Item 8A—Financial Information—Consolidated Statements and Other Financial Information—Legal Proceedings” of our 2011 Form 20-F and “Recent Developments in Legal Proceedings” in our First Half 2012 MD&A.

Laws and regulations restricting emissions of greenhouse gases could force ArcelorMittal to incur increased capital and operating costs and could have a material adverse effect on ArcelorMittal’s results of operations and financial condition.

Compliance with new and more stringent environmental obligations relating to greenhouse gas emissions may require additional capital expenditures or modifications in operating practices, as well as additional reporting obligations. The integrated steel process involves carbon and creates carbon dioxide (CO2), which distinguishes integrated steel producers from mini-mills and many other industries where CO2 generation is primarily linked to energy use. The European Union has established greenhouse gas regulations and is revising its emission trading system for the period 2013 to 2020 in a manner that may require us to incur additional costs to acquire emissions allowances. The United States required reporting of greenhouse gas emissions from certain large sources beginning in 2011 and has begun adopting and implementing regulations to restrict emissions of greenhouse gases under existing provisions of the Clean Air Act. Further measures, in the European Union, the United States, and many other countries, may be enacted in the future. In particular, a recently adopted international agreement, the Durban Platform for Enhanced Action, calls for a second phase of the Kyoto Protocol’s greenhouse gas emissions restrictions to be effective through 2020 and for a new international treaty to come into effect and be implemented from 2020. Such obligations, whether in the form of a national or international cap-and-trade emissions permit system, a carbon tax, emissions controls, reporting requirements, or other regulatory initiatives, could have a negative effect on ArcelorMittal’s production levels, income and cash flows. Such regulations could also have a negative effect on the Company’s suppliers and customers, which could result in higher costs and lower sales.

Moreover, many developing nations, such as China, India and certain others, have not yet instituted significant greenhouse gas regulations. It is possible that a future international agreement to regulate emissions may provide exemptions and lesser standards for developing nations. In such case, ArcelorMittal may be at a competitive disadvantage relative to steelmakers having more or all of their production in such countries.

In addition, some scientists have concluded that increasing concentrations of greenhouse gases in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, floods and other climatic events. If any such events were to occur, they could have an adverse effect on ArcelorMittal’s business, financial condition and results of operations.

See “Item 4B—Information on the Company—Business Overview—Government Regulations—Environmental Laws and Regulations” and “Item 8A—Financial Information—Consolidated Statements and Other Financial Information—Legal Proceedings—Environmental Liabilities” of our 2011 Form 20-F and “Recent Developments in Legal Proceedings” in our First Half 2012 MD&A.

ArcelorMittal is subject to stringent health and safety laws and regulations that give rise to significant costs and could give rise to significant liabilities.

ArcelorMittal is subject to a broad range of health and safety laws and regulations in each of the jurisdictions in which it operates. These laws and regulations, as interpreted by relevant agencies and the courts, impose increasingly stringent health and safety protection standards. The costs of complying with, and the imposition of liabilities pursuant to, health and safety laws and regulations could be significant, and failure to comply could result in the assessment of civil and criminal penalties, the suspension of permits or operations, and lawsuits by third parties.

Despite ArcelorMittal’s efforts to monitor and reduce accidents at its facilities (see “Item 4B—Business Overview—Government Regulations” of our 2011 Form 20-F), health and safety incidents do occur, some of which may result in costs and liabilities and negatively impact ArcelorMittal’s reputation or the operations of the affected facility. Such accidents could include explosions or gas leaks, fires or collapses in underground mining operations, vehicular accidents, other accidents involving mobile equipment, or exposure to radioactive or other potentially hazardous materials. Some of ArcelorMittal’s industrial activities involve the use, storage and transport of dangerous chemicals and toxic substances, and ArcelorMittal is therefore subject to the risk of industrial accidents which could have significant adverse consequences for the Company’s workers and facilities, as well as the environment. Such accidents could lead to production stoppages, loss of key personnel, the loss of key assets, or put at risk employees (and those of sub-contractors and suppliers) or persons living near affected sites.

ArcelorMittal may continue to be exposed to increased operational costs due to the costs and lost time associated with the HIV/AIDS and malaria infection rates within ArcelorMittal’s workforce in Africa and other regions. ArcelorMittal may also be affected by potential outbreaks of flu or other viruses or infectious diseases in any of the regions in which it operates.

Under certain circumstances, authorities could require ArcelorMittal facilities to curtail or suspend operations based on health and safety concerns. For example, in August 2012 a local court in Italy ordered the partial closure of another company’s large steel manufacturing facility, based on concerns that its air emissions were harming the health of workers and nearby residents. The industry is concerned that the court decision could lead to more stringent permit and other requirements, particularly at the local level, or to other similar local or national court decisions in the EU.

See “Item 4B—Information on the Company—Business Overview—Government Regulations—Environmental Laws and Regulations” and “Item 8A—Financial Information—Consolidated Statements and Other Financial Information—Legal Proceedings” of our 2011 Form 20-F and “Recent Developments in Legal Proceedings” in our First Half 2012 MD&A.

Risks Related to ArcelorMittal

ArcelorMittal has a substantial amount of indebtedness, which could make it more difficult or expensive to refinance its maturing debt, incur new debt and/or flexibly manage its business.

As of September 30, 2012, ArcelorMittal had total debt outstanding of $26.6 billion, consisting of $4.8 billion of short-term indebtedness (including payables to banks and the current portion of long-term debt) and $21.8 billion of long-term indebtedness. As of September 30, 2012, ArcelorMittal had $3.4 billion of cash and cash equivalents, including restricted cash, and of which $0.4 billion is classified as held for sale, and $10.0 billion available to be drawn under existing credit facilities. As of September 30, 2012, substantial amounts of indebtedness mature in the fourth quarter of 2012 ($0.9 billion), 2013 ($3.9 billion), 2014 ($3.7 billion) and 2015 ($2.6 billion). See “Item 5B—Operating and Financial Review and Prospects—Liquidity and Capital Resources” of our 2011 Form 20-F, “B. Liquidity and Capital Resources” of our First Half 2012 MD&A and our Third Quarter and Nine Months 2012 Results Release.

If the mining and steel markets deteriorate further, consequently reducing operating cash flows, ArcelorMittal’s gearing would likely increase, absent sufficient asset disposals. In such a scenario, ArcelorMittal may have difficulty accessing financial markets to refinance maturing debt on acceptable terms or, in extreme scenarios, come under liquidity pressure. ArcelorMittal’s access to financial markets for refinancing also depends on conditions in the global capital and credit markets which are volatile and are sensitive in particular to developments in the Euro-zone sovereign debt situation. Financial markets could conceivably deteriorate sharply, including in response to significant political or financial news, such as large credit losses at a systemically important financial institution or the bankruptcy of a large company, a default or heightened risk of default by a sovereign country in Europe or elsewhere, or worse, the voluntary exit or expulsion of certain countries from the Euro currency block and/or a collapse of the Euro-zone financial system, which would be a deeply disruptive global economic event. Under such circumstances, the Company could experience difficulties in accessing the financial markets on acceptable terms or at all.

ArcelorMittal’s high level of debt outstanding could have adverse consequences more generally, including by impairing its ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes, and limiting its flexibility to adjust to changing market conditions or withstand competitive pressures, resulting in greater vulnerability to a downturn in general economic conditions. While ArcelorMittal is targeting a reduction in “net debt” (i.e., long-term debt net of current portion plus payables to banks and current portion of long-term debt, less cash and cash equivalents, restricted cash and short-term investments), there is no assurance that it will succeed.

Moreover, ArcelorMittal could, in order to increase its financial flexibility and strengthen its balance sheet, implement capital raising measures such as equity offerings, which could (depending on how they are structured) dilute the interests of existing shareholders. In addition, ArcelorMittal is pursuing a policy of asset disposals in order to reduce debt. These asset disposals are subject to execution risk and may fail to materialize, and the proceeds received from them may not reflect values that management believes are achievable and/or cause substantial accounting losses (particularly if the disposals are done in difficult market conditions). In addition, to the extent that the asset disposals include the sale of all or part of core assets (including through an increase in the share of minority interests, such as the ArcelorMittal Mines Canada transaction announced on January 2, 2012), this could reduce ArcelorMittal’s consolidated cash flows and or the economic interest of ArcelorMittal shareholders in such assets, which may be cash-generative and profitable ones.

In addition, credit rating agencies could downgrade ArcelorMittal’s ratings either due to factors specific to ArcelorMittal, a prolonged cyclical downturn in the steel industry or macroeconomic trends (such as global or regional recessions) and trends in credit and capital markets more generally. In this respect, Standard & Poor’s, Moody's and Fitch downgraded the Company’s rating to below “investment grade” in August, November and December 2012, respectively, and Standard & Poor’s and Moody’s currently have ArcelorMittal’s credit rating on negative outlook. The margin under ArcelorMittal’s principal credit facilities and certain of its outstanding bonds is subject to adjustment in the event of a change in its long-term credit ratings, and the August, November and December 2012 downgrades resulted in increased interest expense. Any further downgrades in ArcelorMittal’s credit ratings would result in a further increase in its cost of borrowing and could significantly harm its financial condition and results of operations as well as hinder its ability to refinance its existing indebtedness on acceptable terms.

ArcelorMittal’s principal credit facilities contain restrictive covenants. These covenants limit, inter alia, encumbrances on the assets of ArcelorMittal and its subsidiaries, the ability of ArcelorMittal’s subsidiaries to incur debt and the ability of ArcelorMittal and its subsidiaries to dispose of assets in certain circumstances. ArcelorMittal’s principal credit facilities also include the following financial covenant: ArcelorMittal must ensure that the “Leverage Ratio”, being the ratio of “Consolidated Total Net Borrowings” (consolidated total borrowings less consolidated cash and cash equivalents) to “Consolidated EBITDA” (the consolidated net pre-taxation profits of the ArcelorMittal group for a Measurement Period, subject to certain adjustments as defined in the facilities), at the end of each “Measurement Period” (each period of 12 months ending on the last day of a financial half-year or a financial year of ArcelorMittal), is not greater than a ratio of 3.5 to one. As of September 30, 2012, the Leverage Ratio stood at approximately 3.1 to one.

The restrictive and financial covenants could limit ArcelorMittal’s operating and financial flexibility. Failure to comply with any covenant would enable the lenders to accelerate ArcelorMittal’s repayment obligations. Moreover, ArcelorMittal’s debt facilities have provisions whereby certain events relating to other borrowers within the ArcelorMittal group could, under certain circumstances, lead to acceleration of debt repayment under such credit facilities. Any invocation of these cross-acceleration clauses could cause some or all of the other debt to accelerate, creating liquidity pressures. In addition, even market perception of a potential breach of any financial covenant could have a negative impact on ArcelorMittal’s ability to refinance its indebtedness on acceptable conditions.

Furthermore, some of ArcelorMittal’s debt is subject to floating rates of interest and thereby exposes ArcelorMittal to interest rate risk (i.e., if interest rates rise, ArcelorMittal’s debt service obligations on its floating rate indebtedness would increase). Depending on market conditions, ArcelorMittal from time to time uses interest-rate swaps or other financial instruments to hedge a portion of its interest rate exposure either from fixed to floating or floating to fixed. After taking into account interest-rate derivative financial instruments, ArcelorMittal had exposure to 79% of its debt at fixed interest rates and 21% at floating rates as of December 31, 2011.

Finally, ArcelorMittal has foreign exchange exposure in relation to its debt, approximately 33% of which is denominated in euros as of September 30, 2012, while its financial statements are denominated in U.S. dollars. This creates balance sheet exposure, with a depreciation of the U.S. dollar against the euro leading to an increase in debt (including for covenant compliance measurement purposes).

See “Item 5B—Operating and Financial Review and Prospects—Liquidity and Capital Resources” of our 2011 Form 20-F, “Liquidity and Capital Resources” in our First Half 2012 MD&A and our Third Quarter and Nine Months 2012 Results Release.

ArcelorMittal’s growth strategy includes greenfield and brownfield projects that are inherently subject to completion and financing risks.

As a part of its growth strategy, the Company plans to expand its steel-making capacity and raw materials production through a combination of brownfield growth, new greenfield projects and acquisitions, mainly in emerging markets. See “Item 4B—Business Overview—Business Strategy” of our 2011 Form 20-F. To the extent that these plans proceed, these projects would require substantial capital expenditures and their timely completion and successful operation may be affected by factors beyond the control of ArcelorMittal. These factors include receiving financing on reasonable terms, obtaining or renewing required regulatory approvals and licenses, securing and maintaining adequate property rights to land and mineral resources (especially in connection with mining projects in certain developing countries in which security of title with respect to mining concessions and property rights remains weak), local opposition to land acquisition or project development (as experienced, for example, in connection with the Company’s projects in India), demand for the Company’s products and general economic conditions. Any of these factors may cause the Company to delay, modify or forego some or all aspects of its expansion plans. The Company cannot guarantee that it will be able to execute its greenfield or brownfield development projects, and to the extent that they proceed, that it will be able to complete them on schedule, within budget, or achieve an adequate return on its investment.

Greenfield projects can also, in addition to general factors, have project-specific factors that increase the level of risk. For example, the Company has acquired (along with a partner) Baffinland Iron Mines Corporation (“BIMC”) in view of developing the Mary River iron ore deposit in the northern end of Baffin Island in the Canadian Arctic. BIMC was originally owned 70% by the Company and 30% by its partner; in December 2012 this was revised to 50/50 (see “Recent Developments”). The scale of this project, which is at the feasibility development stage, and the location of the deposit raise unique challenges, including extremely harsh weather conditions, lack of transportation and other infrastructure and environmental concerns. Similar to other greenfield development projects, it is subject to construction and permitting risks, including the risk of significant cost overruns and delays in construction, infrastructure development, start-up and commissioning. The region is known for its harsh and unpredictable weather conditions resulting in periods of limited access and general lack of infrastructure. Other specific risks the project is subject to include, but are not limited to (i) delays in obtaining, or conditions imposed by, regulatory approvals; (ii) risks associated with obtaining amendments to existing regulatory approvals or permits and additional regulatory approvals or permits which will be required; (iii) existing litigation risks; (iv) fluctuations in prices for iron ore affecting the future profitability of the project; and (v) risks associated with the Company and its partner being in a position to finance their respective share of project costs and/or obtaining financing on commercially reasonable terms. As a result, there can be no assurance that the development or construction activities of the Mary River Project will commence in accordance with current expectations.

ArcelorMittal’s mining operations are subject to risks associated with mining activities.

ArcelorMittal operates mines and has substantially increased the scope of its mining activities in recent years. Mining operations are subject to hazards and risks usually associated with the exploration, development and production of natural resources, any of which could result in production shortfalls or damage to persons or property. In particular, hazards associated with open-pit mining operations include, among others:

•	flooding of the open pit;

•	collapse of the open-pit wall;

•	accidents associated with the operation of large open-pit mining and rock transportation equipment;

•	accidents associated with the preparation and ignition of large-scale open-pit blasting operations;

•	production disruptions due to weather; and

•	hazards associated with the disposal of mineralized waste water, such as groundwater and waterway contamination.

Hazards associated with underground mining operations, of which ArcelorMittal has several, include, among others:

•	underground fires and explosions, including those caused by flammable gas;

•	gas and coal outbursts;

•	cave-ins or falls of ground;

•	discharges of gases and toxic chemicals;

•	flooding;

•	sinkhole formation and ground subsidence;

•	other accidents and conditions resulting from drilling;

•	difficulties associated with mining in extreme weather conditions, such as the Arctic; and

•	blasting, removing, and processing material from an underground mine.

ArcelorMittal is exposed to all of these hazards. For example, in the past two years, there have been methane gas explosions at the Kuzembaev Mine in Kazakhstan, in development roadways of unpredictable geology, resulting in four fatalities and an extended disruption of operations. The reoccurrence of any of these events, or the occurrence of any of those listed above, could delay production, increase production costs and result in death or injury to persons, damage to property and liability for ArcelorMittal, some or all of which may not be covered by insurance, as well as substantially harm ArcelorMittal’s reputation as a company focused on ensuring the health and safety of its employees.

ArcelorMittal’s reserve estimates may materially differ from mineral quantities that it may be able to actually recover; ArcelorMittal’s estimates of mine life may prove inaccurate; and market price fluctuations and changes in operating and capital costs may render certain ore reserves uneconomical to mine.

ArcelorMittal’s reported reserves are estimated quantities of ore and metallurgical coal that it has determined can be economically mined and processed under present and anticipated conditions to extract their mineral content. There are numerous uncertainties inherent in estimating quantities of reserves and in projecting potential future rates of mineral production, including factors beyond ArcelorMittal’s control. Reserve engineering involves estimating deposits of minerals that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and engineering and geological interpretation and judgment. As a result, no assurance can be given that the indicated amount of ore or coal will be recovered or that it will be recovered at the anticipated rates. Estimates may vary, and results of mining and production subsequent to the date of an estimate may lead to revisions of estimates. Reserve estimates and estimates of mine life may require revisions based on actual production experience and other factors. For example, fluctuations in the market prices of minerals and metals, reduced recovery rates or increased operating and capital costs due to inflation, exchange rates, mining duties or other factors may render proven and probable reserves uneconomic to exploit and may ultimately result in a restatement of reserves.

Drilling and production risks could adversely affect the mining process.

Substantial time and expenditures are required to:

•	establish mineral reserves through drilling;

•	determine appropriate mining and metallurgical processes for optimizing the recovery of metal contained in ore and coal;

•	obtain environmental and other licenses;

•	construct mining, processing facilities and infrastructure required for greenfield properties; and

•	obtain the ore or coal or extract the minerals from the ore or coal.

If a project proves not to be economically feasible by the time ArcelorMittal is able to exploit it, ArcelorMittal may incur substantial losses and be obliged to recognize impairments. In addition, potential changes or complications involving metallurgical and other technological processes arising during the life of a project may result in delays and cost overruns that may render the project not economically feasible.

ArcelorMittal faces rising extraction costs over time as reserves deplete.

Reserves are gradually depleted in the ordinary course of a given mining operation. As mining progresses, distances to the primary crusher and to waste deposits become longer, pits become steeper and underground operations become deeper. As a result, over time, ArcelorMittal usually experiences rising unit extraction costs with respect to each mine.

ArcelorMittal has grown through acquisitions and may continue to do so. Failure to manage external growth and difficulties integrating acquired companies and subsequently implementing steel and mining development projects could harm ArcelorMittal’s future results of operations, financial condition and prospects.

ArcelorMittal results from Mittal Steel Company N.V.’s 2006 acquisition of, and 2007 merger with, Arcelor, a company of approximately equivalent size. Arcelor itself resulted from the combination of three steel companies, and Mittal Steel had previously grown through numerous acquisitions over many years. ArcelorMittal made numerous acquisitions in 2007 and 2008. While the Company’s large-scale M&A activity has been less extensive since the 2008 financial crisis, it could make substantial acquisitions at any time.

The Company’s past growth through acquisitions has entailed significant investment and increased operating costs, as well as requiring greater allocation of management resources away from daily operations. Managing growth has required the continued development of ArcelorMittal’s financial and management information control systems, the integration of acquired assets with existing operations, the adoption of manufacturing best practices, attracting and retaining qualified management and personnel (particularly to work at more remote sites where there is a shortage of skilled personnel) as well as the continued training and supervision of such personnel, and the ability to manage the risks and liabilities associated with the acquired businesses. Failure to continue to manage such growth could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects. In particular, if integration of acquisitions is not successful, ArcelorMittal could lose key personnel and key customers, and may not be able to retain or expand its market position.

A Mittal family trust has the ability to exercise significant influence over the outcome of shareholder votes.

As of December 31, 2012, a trust (HSBC Trust (C.I.) Limited, as trustee), of which Mr. Lakshmi N. Mittal, Mrs. Usha Mittal and their children are the beneficiaries, beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) 637,338,263 of ArcelorMittal’s outstanding ordinary shares, representing approximately 41.14% of ArcelorMittal’s outstanding voting shares. The trust has the ability to significantly influence the decisions adopted at the ArcelorMittal general meetings of shareholders, including matters involving mergers or other business combinations, the acquisition or disposition of assets, issuances of equity and the incurrence of indebtedness. The trust also has the ability to significantly influence a change of control of ArcelorMittal.

The loss or diminution of the services of the Chairman of the Board of Directors and Chief Executive Officer of ArcelorMittal could have an adverse effect on its business and prospects.

The Chairman of the Board of Directors and Chief Executive Officer of ArcelorMittal, Mr. Lakshmi N. Mittal, has for over a quarter of a century contributed significantly to shaping and implementing the business strategy of Mittal Steel and subsequently ArcelorMittal. His strategic vision was instrumental in the creation of the world’s largest and most global steel group. The loss or any diminution of the services of the Chairman of the Board of Directors and Chief Executive Officer could have an adverse effect on ArcelorMittal’s business and prospects. ArcelorMittal does not maintain key person life insurance on its Chairman of the Board of Directors and Chief Executive Officer.

ArcelorMittal is a holding company that depends on the earnings and cash flows of its operating subsidiaries, which may not be sufficient to meet future operational needs or for shareholder distributions.

Because ArcelorMittal is a holding company, it is dependent on the earnings and cash flows of, and dividends and distributions from, its operating subsidiaries to pay expenses, meet its debt service obligations, pay any cash dividends or distributions on its ordinary shares or conduct share buy-backs. Significant cash or cash equivalent balances may be held from time to time at the Company’s international operating subsidiaries, including in particular those in France, where the Company maintains a cash management system under which most of its cash and cash equivalents are centralized, and in Algeria, Argentina, Brazil, China, Kazakhstan, Morocco, South Africa, Ukraine and Venezuela. Some of these operating subsidiaries have debt outstanding or are subject to acquisition agreements that impose restrictions on such operating subsidiaries’ ability to pay dividends, but such restrictions are not significant in the context of ArcelorMittal’s overall liquidity. Repatriation of funds from operating subsidiaries may also be affected by tax and foreign exchange policies in place from time to time in the various countries where the Company operates, though none of these policies are currently significant in the context of ArcelorMittal’s overall liquidity. Under the laws of Luxembourg, ArcelorMittal will be able to pay dividends or distributions only to the extent that it is entitled to receive cash dividend distributions from its subsidiaries, recognize gains from the sale of its assets or record share premium from the issuance of shares.

If earnings and cash flows of its operating subsidiaries are substantially reduced, ArcelorMittal may not be in a position to meet its operational needs or to make shareholder distributions in line with announced proposals.

Changes in assumptions underlying the carrying value of certain assets, including as a result of adverse market conditions, could result in impairment of such assets, including intangible assets such as goodwill.

At each reporting date, ArcelorMittal reviews the carrying amounts of its tangible and intangible assets (excluding goodwill, which is reviewed annually or whenever changes in circumstances indicate that the carrying amount may not be recoverable) to determine whether there is any indication that the carrying amount of those assets may not be recoverable through continuing use. If any such indication exists, the recoverable amount of the asset (or cash generating unit) is reviewed in order to determine the amount of the impairment, if any. The recoverable amount is the higher of its net selling price (fair value reduced by selling costs) and its value in use.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset (or cash generating unit). If the recoverable amount of an asset (or cash generating unit) is estimated to be less than its carrying amount, an impairment loss is recognized. An impairment loss is recognized as an expense immediately as part of operating income in the consolidated statements of operations.

Goodwill represents the excess of the amounts ArcelorMittal paid to acquire subsidiaries and other businesses over the fair value of their net assets at the date of acquisition. Goodwill has been allocated at the level of the Company’s eight operating segments; the lowest level at which goodwill is monitored for internal management purposes. Goodwill is tested for impairment annually at the levels of the groups of cash generating units which correspond to the operating segments during the fourth quarter, or when changes in the circumstances indicate that the carrying amount may not be recoverable. The recoverable amounts of the groups of cash generating units are determined from the higher of its net selling price (fair value reduced by selling costs) or its value in use calculations, which depend on certain key assumptions. These include assumptions regarding the discount rates, growth rates and expected changes to selling prices and direct costs during the period. Management estimates discount rates using pre-tax rates that reflect current market rates for investments of similar risk. The growth rates are based on the Company’s growth forecasts, which are in line with industry trends. Changes in selling prices and direct costs are based on historical experience and expectations of future changes in the market. See Notes 2 and 9 to ArcelorMittal’s consolidated financial statements.

If management’s estimates change, the estimate of the recoverable amount of goodwill or the asset could fall significantly and result in impairment. While impairment does not affect reported cash flows, the decrease of the estimated recoverable amount and the related non-cash charge in the consolidated statements of operations could have a material adverse effect on ArcelorMittal’s results of operations or financial condition. For example, based on its impairment review in connection with the preparation of its 2012 financial statements, the Company expects to record an impairment charge of $4.3 billion with respect to goodwill in its European businesses (approximately $2.5 billion, $1 billion and $800 million in the Flat Carbon Europe, Long Carbon Europe and Distribution Solutions segments, respectively). Following these impairment charges, substantial amounts of goodwill and other intangible assets will remain recorded on its balance sheet (there was $12.5 billion of goodwill and $1.6 billion of other intangibles on the balance sheet at December 31, 2011). No assurance can be given as to the absence of significant further impairment losses in future periods, particularly if market conditions continue to deteriorate. See Note 9 to ArcelorMittal’s consolidated financial statements.

The Company’s investment projects may add to its financing requirements and adversely affect its cash flows and results of operations.

The steelmaking and mining businesses are capital intensive requiring substantial ongoing maintenance capital expenditure. In addition, ArcelorMittal has plans to continue certain investment projects and has certain capital expenditure obligations from transactions entered into in the past. See “Item 4A—History and Development of the Company—Updates on Previously Announced Investment Projects”, “Item 5F—Operating and Financial Review and Prospects—Tabular Disclosure of Contractual Obligations” of our 2011 Form 20-F and Note 22 to ArcelorMittal’s consolidated financial statements. ArcelorMittal expects to fund these capital expenditures primarily through internal sources. Such sources may not suffice, however, depending on the amount of internally generated cash flow and other uses of cash. If not, ArcelorMittal may need to choose between incurring external financing, further increasing the Company’s level of indebtedness, or foregoing investments in projects targeted for profitable growth.

See “Item 4A—History and Development of the Company—Updates on Previously Announced Investment Projects” of our 2011 Form 20-F and “B. Liquidity and Capital Resources—Sources and Uses of Cash—Net Cash Used in Investing Activities” in our First Half 2012 MD&A.

Underfunding of pension and other post-retirement benefit plans at some of ArcelorMittal’s operating subsidiaries could require the Company to make substantial cash contributions to pension plans or to pay for employee healthcare, which may reduce the cash available for ArcelorMittal’s business.

ArcelorMittal’s principal operating subsidiaries in Brazil, Canada, Europe, South Africa and the United States provide defined benefit pension plans to their employees. Some of these plans are currently underfunded. At December 31, 2011, the value of ArcelorMittal USA’s pension plan assets was $2.2 billion, while the projected benefit obligation was $3.8 billion, resulting in a deficit of $1.6 billion. At December 31, 2011, the value of the pension plan assets of ArcelorMittal’s Canadian subsidiaries was $2.9 billion, while the projected benefit obligation was $3.5 billion, resulting in a deficit of $0.6 billion. At December 31, 2011, the value of the pension plan assets of ArcelorMittal’s European subsidiaries was $0.6 billion, while the projected benefit obligation was $2.1 billion, resulting in a deficit of $1.5 billion. ArcelorMittal USA, ArcelorMittal’s Canadian subsidiaries, and ArcelorMittal’s European subsidiaries also had partially underfunded post-employment benefit obligations relating to life insurance and medical benefits as of December 31, 2011. The consolidated obligations totaled $6.6 billion as of December 31, 2011, while underlying plan assets were only $0.5 billion, resulting in a deficit of $6.1 billion. See Note 23 to ArcelorMittal’s consolidated financial statements. Starting in January 2013, new accounting rules with respect to deferred employee benefits (IAS 19 amendments) will take effect, the result of which will be an increase of deferred employee benefit liabilities against a charge to equity in the amount of the funding deficit (net of tax), which would have the near-term effect of an increase in gearing.

ArcelorMittal’s funding obligations depend upon future asset performance, which is tied to equity markets to a substantial extent, the level of interest rates used to discount future liabilities, actuarial assumptions and experience, benefit plan changes and government regulation. Because of the large number of variables that determine pension funding requirements, which are difficult to predict, as well as any legislative action, future cash funding requirements for ArcelorMittal’s pension plans and other post-employment benefit plans could be significantly higher than current estimates. In these circumstances funding requirements could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects.

ArcelorMittal could experience labor disputes that may disrupt its operations and its relationships with its customers and its ability to rationalize operations and reduce labor costs in certain markets may be limited in practice or encounter implementation difficulties.

A majority of the employees of ArcelorMittal and of its contractors are represented by labor unions and are covered by collective bargaining or similar agreements, which are subject to periodic renegotiation (see “Item 6D—Employees” of our 2011 Form 20-F). Strikes or work stoppages could occur prior to, or during, the negotiations preceding new collective bargaining agreements, during wage and benefits negotiations or during other periods for other reasons, in particular in connection with any announced intentions to close certain sites. ArcelorMittal periodically experiences strikes and work stoppages at various facilities. Prolonged strikes or work stoppages, which may increase in their severity and frequency, may have an adverse effect on the operations and financial results of ArcelorMittal.

Faced with temporary or structural overcapacity in various markets, particularly developed ones, ArcelorMittal has in the past sought and may in the future seek to rationalize operations through temporary shutdowns and closures of plants. These initiatives have in the past and may in the future lead to protracted labor disputes and political controversy. A recent example is the announced closure of the liquid phase of ArcelorMittal’s plant in Florange, France (see “Recent Developments”), which attracted substantial media and political attention—even at one stage involving the threat of nationalization. Such situations carry the risk of delaying or increasing the cost of production rationalization measures, harming ArcelorMittal’s reputation and business standing in given markets and even the risk of nationalization.

ArcelorMittal is subject to economic policy risks and political, social and legal uncertainties in certain of the emerging markets in which it operates or proposes to operate, and these uncertainties may have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects.

ArcelorMittal operates, or proposes to operate, in a large number of emerging markets. In recent years, many of these countries have implemented measures aimed at improving the business environment and providing a stable platform for economic development. ArcelorMittal’s business strategy has been developed partly on the assumption that this modernization, restructuring and upgrading of the business climate and physical infrastructure will continue, but this cannot be guaranteed. Any slowdown in the development of these economies could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects, as could insufficient investment by government agencies or the private sector in physical infrastructure. For example, the failure of a country to develop reliable electricity and natural gas supplies and networks, and any resulting shortages or rationing, could lead to disruptions in ArcelorMittal’s production.

Moreover, some of the countries in which ArcelorMittal operates have been undergoing substantial political transformations from centrally-controlled command economies to market-oriented systems or from authoritarian regimes to democratically-elected governments and vice-versa. Political, economic and legal reforms necessary to complete such transformation may not progress sufficiently. On occasion, ethnic, religious, historical and other divisions have given rise to tensions and, in certain cases, wide-scale civil disturbances and military conflict. The political systems in these countries are vulnerable to their populations’ dissatisfaction with their government, reforms or the lack thereof, social and ethnic unrest and changes in governmental policies, any of which could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects and its ability to continue to do business in these countries. Certain of ArcelorMittal’s operations are also located in areas where acute drug-related violence (including executions and kidnappings of non-gang civilians) occurs and the largest drug cartels operate, such as the states of Michoacan, Sinaloa and Sonora in Mexico.

In addition, the legal systems in some of the countries in which ArcelorMittal operates remain less than fully developed, particularly with respect to property rights, the protection of foreign investment and bankruptcy proceedings, generally resulting in a lower level of legal certainty or security for foreign investment than in more developed countries. ArcelorMittal may encounter difficulties in enforcing court judgments or arbitral awards in some countries in which it operates among other reasons because those countries may not be parties to treaties that recognize the mutual enforcement of court judgments. Assets in certain countries where ArcelorMittal operates could also be at risk of expropriation or nationalization, and compensation for such assets may be below fair value. For example, the Venezuelan government has implemented a number of selective nationalizations of companies operating in the country to date. Although ArcelorMittal believes that the long-term growth potential in emerging markets is strong, and intends them to be the focus of the majority of its near-term growth capital expenditures, legal obstacles could have a material adverse effect on the implementation of ArcelorMittal’s growth plans and its operations in such countries.

ArcelorMittal’s results of operations could be affected by fluctuations in foreign exchange rates, particularly the euro to U.S. dollar exchange rate, as well as by exchange controls imposed by governmental authorities in the countries where it operates.

ArcelorMittal operates and sells products globally, and, as a result, its business, financial condition, results of operations or prospects could be adversely affected by fluctuations in exchange rates. A substantial portion of ArcelorMittal’s assets, liabilities, operating costs, sales and earnings are denominated in currencies other than the U.S. dollar (ArcelorMittal’s reporting currency). Accordingly, fluctuations in exchange rates to the U.S. dollar, could have an adverse effect on its business, financial condition, results of operations or prospects.

ArcelorMittal operates in several countries whose currencies are, or have in the past been, subject to limitations imposed by those countries’ central banks, or which have experienced sudden and significant devaluations. In Europe, the ongoing crisis raises the risk of a substantial depreciation of the euro against the U.S. Dollar. Currency devaluations, the imposition of new exchange controls or other similar restrictions on currency convertibility, or the tightening of existing controls, in the countries in which ArcelorMittal operates could adversely affect its business, financial condition, results of operations or prospects. See “Item 4B—Business Overview—Government Regulations—Foreign Exchange” of our 2011 Form 20-F.

Disruptions to ArcelorMittal’s manufacturing processes could adversely affect its operations, customer service levels and financial results.

Steel manufacturing processes are dependent on critical steel-making equipment, such as furnaces, continuous casters, rolling mills and electrical equipment (such as transformers), and such equipment may incur downtime as a result of unanticipated failures or other events, such as fires or furnace breakdowns. ArcelorMittal’s manufacturing plants have experienced, and may in the future experience, plant shutdowns or periods of reduced production as a result of such equipment failures or other events. To the extent that lost production as a result of such a disruption could not be compensated for by unaffected facilities, such disruptions could have an adverse effect on ArcelorMittal’s operations, customer service levels and financial results.

Natural disasters could damage ArcelorMittal’s production facilities.

Natural disasters could significantly damage ArcelorMittal’s production facilities and general infrastructure. For example, ArcelorMittal Lázaro Cárdenas’s production facilities located in Lázaro Cárdenas, Michoacán, Mexico and ArcelorMittal Galati’s production facilities located in the Botasani region of Romania are located in regions prone to earthquakes of varying magnitudes. The Lázaro Cárdenas area has, in addition, been subject to a number of tsunamis in the past. ArcelorMittal Point Lisas is located in Trinidad & Tobago, an area vulnerable to both hurricanes and earthquakes. The ArcelorMittal wire drawing operations in the United States are located in an area subject to tornados. Although risk mitigation efforts have been incorporated in plant design and operations, extensive damage in the event of a tornado cannot be excluded. Extensive damage to the foregoing facilities or any of ArcelorMittal’s other major production complexes and potential resulting staff casualties, whether as a result of floods, earthquakes, hurricanes, tsunamis or other natural disasters, could, to the extent that lost production could not be compensated for by unaffected facilities, severely affect ArcelorMittal’s ability to conduct its business operations and, as a result, reduce its future operating results.

ArcelorMittal’s insurance policies provide limited coverage, potentially leaving it uninsured against some business risks.

The occurrence of an event that is uninsurable or not fully insured could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects. ArcelorMittal maintains insurance on property and equipment and product liability insurance in amounts believed to be consistent with industry practices but it is not fully insured against all such risks. ArcelorMittal’s insurance policies cover physical loss or damage to its property and equipment on a reinstatement basis arising from a number of specified risks and certain consequential losses, including business interruption arising from the occurrence of an insured event under the policies. Under ArcelorMittal’s property and equipment policies, damages and losses caused by certain natural disasters, such as earthquakes, floods and windstorms, are also covered. ArcelorMittal also maintains various other types of insurance, such as directors’ and officers’ liability insurance, workmen’s compensation insurance and marine insurance.

In addition, ArcelorMittal maintains trade credit insurance on receivables from selected customers, subject to limits that it believes are consistent with those in the industry, in order to protect it against the risk of non-payment due to customers’ insolvency or other causes. Not all of ArcelorMittal’s customers are or can be insured, and even when insurance is available, it may not fully cover the exposure.

Notwithstanding the insurance coverage that ArcelorMittal and its subsidiaries carry, the occurrence of an event that causes losses in excess of limits specified under the relevant policy, or losses arising from events not covered by insurance policies, could materially harm ArcelorMittal’s financial condition and future operating results.

Product liability claims could have a significant adverse financial impact on ArcelorMittal.

ArcelorMittal sells products to major manufacturers engaged in manufacturing and selling a wide range of end products. ArcelorMittal also from time to time offers advice to these manufacturers. Furthermore, ArcelorMittal’s products are also sold to, and used in, certain safety-critical applications, such as, for example, pipes used in gas or oil pipelines and in automotive applications. There could be significant consequential damages resulting from the use of or defects in such products. ArcelorMittal has a limited amount of product liability insurance coverage, and a major claim for damages related to ArcelorMittal products sold and, as the case may be, advice given in connection with such products could leave ArcelorMittal uninsured against a portion or the entirety of the award and, as a result, materially harm its financial condition and future operating results.

ArcelorMittal is subject to regulatory risk, and may incur liabilities arising from investigations by governmental authorities, litigation and fines, among others, regarding its pricing and marketing practices or other antitrust matters.

ArcelorMittal is the largest steel producer in the world. As a result of this position, ArcelorMittal may be subject to exacting scrutiny from regulatory authorities and private parties, particularly regarding its trade practices and dealings with customers and counterparties. As a result of its position in the steel markets and its historically acquisitive growth strategy, ArcelorMittal could be the target of governmental investigations and lawsuits based on antitrust laws in particular. These could require significant expenditures and result in liabilities or governmental orders that could have a material adverse effect on ArcelorMittal’s business, operating results, financial condition and prospects. ArcelorMittal and certain of its subsidiaries are currently under investigation by governmental entities in several countries, and are named as defendants in a number of lawsuits relating to various antitrust matters. For example, in September 2008, Standard Iron Works filed a class action complaint in U.S. federal court against ArcelorMittal, ArcelorMittal USA LLC and other steel manufacturers, alleging that the defendants had conspired since 2005 to restrict the output of steel products in order to affect steel prices. Since the filing of the Standard Iron Works lawsuit, other similar direct purchaser lawsuits have been filed in the same court and consolidated with the Standard Iron Works law suit. In addition, class actions on behalf of indirect purchasers have been filed. A motion by ArcelorMittal and the other defendants to dismiss the direct purchaser claims was denied in June 2009, and the litigation is now in the discovery and class certification briefing stage. Antitrust proceedings and investigations involving ArcelorMittal subsidiaries are also currently pending in Brazil and South Africa. See “Item 8A—Financial Information—Legal Proceedings—Legal Claims—Competition/Antitrust Claims” of our 2011 Form 20-F and “Recent Developments in Legal Proceedings” in our First Half 2012 MD&A.

Because of the fact-intensive nature of the issues involved and the inherent uncertainty of such litigation and investigations, negative outcomes are possible. An adverse ruling in the proceedings described above or in other similar proceedings in the future could subject ArcelorMittal to substantial administrative penalties and/or civil damages. In cases relating to other companies, civil damages have ranged as high as hundreds of millions of U.S. dollars in major civil antitrust proceedings during the last decade. With respect to the pending U.S. federal court litigation, ArcelorMittal could be subject to treble damages. Unfavorable outcomes in current and potential future litigation and investigations could reduce ArcelorMittal’s liquidity and negatively affect its financial performance and its financial condition.

ArcelorMittal’s business is subject to an extensive, complex and evolving regulatory framework and its governance and compliance processes may fail to prevent regulatory penalties and reputational harm, both at operating subsidiaries, joint ventures and associates.

ArcelorMittal operates in a global environment, and its business straddles multiple jurisdictions and complex regulatory frameworks, at a time of increased enforcement activity and enforcement initiatives worldwide. Such regulatory frameworks, including but not limited to the area of economic sanctions, are constantly evolving, and ArcelorMittal may as a result become subject to increasing limitations on its business activities. Moreover, ArcelorMittal’s governance and compliance processes, which include the review of internal controls over financial reporting, may not prevent breaches of law, accounting or governance standards at the Company or its subsidiaries. Risks of violations are also present at the Company’s joint ventures and associates where ArcelorMittal has only a non-controlling stake and does not control governance practices or accounting and reporting procedures. In addition, ArcelorMittal may be subject to breaches of its Code of Business Conduct, other rules and protocols for the conduct of business, as well as instances of fraudulent behavior and dishonesty by its employees, contractors or other agents. The Company’s failure to comply with applicable laws and other standards could subject it to fines, litigation, loss of operating licenses and reputational harm.

The income tax liability of ArcelorMittal may substantially increase if the tax laws and regulations in countries in which it operates change or become subject to adverse interpretations or inconsistent enforcement.

Taxes payable by companies in many of the countries in which ArcelorMittal operates are substantial and include value-added tax, excise duties, profit taxes, payroll-related taxes, property taxes and other taxes. Tax laws and regulations in some of these countries may be subject to frequent change, varying interpretation and inconsistent enforcement. Ineffective tax collection systems and national or local government budget requirements may increase the likelihood of the imposition of arbitrary or onerous taxes and penalties, which could have a material adverse effect on ArcelorMittal’s financial condition and results of operations. In addition to the usual tax burden imposed on taxpayers, these conditions create uncertainty as to the tax implications of various business decisions. This uncertainty could expose ArcelorMittal to significant fines and penalties and to enforcement measures despite its best efforts at compliance, and could result in a greater than expected tax burden. See Note 19 to ArcelorMittal’s consolidated financial statements.

In addition, many of the jurisdictions in which ArcelorMittal operates have adopted transfer pricing legislation. If tax authorities impose significant additional tax liabilities as a result of transfer pricing adjustments, it could have a material adverse effect on ArcelorMittal’s financial condition and results of operations.

It is possible that tax authorities in the countries in which ArcelorMittal operates will introduce additional revenue raising measures. The introduction of any such provisions may affect the overall tax efficiency of ArcelorMittal and may result in significant additional taxes becoming payable. Any such additional tax exposure could have a material adverse effect on its financial condition and results of operations.

ArcelorMittal may face a significant increase in its income taxes if tax rates increase or the tax laws or regulations in the jurisdictions in which it operates, or treaties between those jurisdictions, are modified in an adverse manner. This may adversely affect ArcelorMittal’s cash flows, liquidity and ability to pay dividends.

If ArcelorMittal were unable to utilize fully its deferred tax assets, its profitability and future cash flows could be reduced.

At December 31, 2011, ArcelorMittal had $6.1 billion recorded as deferred tax assets on its consolidated statements of financial position. These assets can be utilized only if, and only to the extent that, ArcelorMittal’s operating subsidiaries generate adequate levels of taxable income in future periods to offset the tax loss carry forwards and reverse the temporary differences prior to expiration.

At December 31, 2011, the amount of future income required to recover ArcelorMittal’s deferred tax assets of $6.1 billion was at least $21 billion at certain operating subsidiaries.

ArcelorMittal’s ability to generate taxable income is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. If ArcelorMittal generates lower taxable income than the amount it has assumed in determining its deferred tax assets, then the value of deferred tax assets will be reduced. In addition, changes in tax law may result in a reduction in the value of deferred tax assets.

ArcelorMittal’s reputation and business could be materially harmed as a result of data breaches, data theft, unauthorized access or successful hacking.

ArcelorMittal’s operations depend on the secure and reliable performance of its information technology systems. An increasing number of companies, including ArcelorMittal, have recently experienced intrusion attempts or even breaches of their information technology security, some of which have involved sophisticated and highly targeted attacks on their computer networks. Because the techniques used to obtain unauthorized access, disable or degrade service or sabotage systems change frequently and often are not recognized until launched against a target, the Company may be unable to anticipate these techniques or to implement in a timely manner effective and efficient countermeasures.

If unauthorized parties force access to ArcelorMittal’s information technology systems, they may be able to misappropriate confidential information, cause interruptions in the Company’s operations, damage its computers or otherwise damage its reputation and business. In such circumstances, the Company could be held liable or be subject to regulatory or other actions for breaching confidentiality and personal data protection rules. Any compromise of the Company’s security could result in a loss of confidence in its security measures and subject it to litigation, civil or criminal penalties, and adverse publicity that could adversely affect its financial condition and results of operations.

The audit report incorporated by reference in this prospectus has been prepared by auditors who are not inspected by the US Public Company Accounting Oversight Board (“PCAOB”), as such, investors in ArcelorMittal currently do not have the benefits of PCAOB oversight.

ArcelorMittal’s auditor, Deloitte Audit, S.à.r.l., as an auditor of companies with shares that are traded publicly in the United States and as a firm registered with the US Public Company Accounting Oversight Board (United States) (the “PCAOB”), is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and applicable United States professional standards.

Because ArcelorMittal’s auditor is located in the Grand Duchy of Luxembourg, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Luxembourg Public Audit Supervisor, ArcelorMittal’s auditor is not currently inspected by the PCAOB. Investors who rely on ArcelorMittal’s auditors’ audit reports are deprived of the benefits of PCAOB inspections of auditors, which may identify deficiencies in those firms’ audit procedures and quality control procedures and improve future audit quality.

U.S. investors may have difficulty enforcing civil liabilities against ArcelorMittal and its directors and senior management.

ArcelorMittal is incorporated under the laws of the Grand Duchy of Luxembourg with its principal executive offices and corporate headquarters in Luxembourg. The majority of ArcelorMittal’s directors and senior management are residents of jurisdictions outside of the United States. The majority of ArcelorMittal’s assets and the assets of these persons are located outside the United States. As a result, U.S. investors may find it difficult to effect service of process within the United States upon ArcelorMittal or these persons or to enforce outside the United States judgments obtained against ArcelorMittal or these persons in U.S. courts, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. Likewise, it may also be difficult for an investor to enforce in U.S. courts judgments obtained against ArcelorMittal or these persons in courts in jurisdictions outside the United States, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. It may also be difficult for a U.S. investor to bring an original action in a Luxembourg court predicated upon the civil liability provisions of the U.S. federal securities laws against ArcelorMittal’s directors and senior management and non-U.S. experts named in this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference our annual report on Form 20-F for the year ended December 31, 2011 (File No. 333-146371), which we filed on February 22, 2012 and amended on March 6, 2012 and is referred to as our “2011 Form 20-F,” and which includes the audited consolidated financial statements of ArcelorMittal and its consolidated subsidiaries, including the consolidated statements of financial position as of December 31, 2010 and 2011, and the consolidated statements of operations, changes in equity and cash flows for each of the years ended December 31, 2009, 2010 and 2011 (the “ArcelorMittal Consolidated Financial Statements”). We also incorporate by reference the following reports furnished by us on Form 6-K and available on the SEC website:

•

Report on Form 6-K furnished on May 8, 2012, incorporating a press release of even date entitled “The Annual General Meeting and the Extraordinary General Meeting of shareholders of ArcelorMittal held today in Luxembourg approved all resolutions on their respective agendas by a large majority.”

•

Report on Form 6-K furnished on July 27, 2012, incorporating the First Half 2012 MD&A and the ArcelorMittal Condensed Consolidated Financial Statements as of and for the six months ended June 30, 2012.

•	Report on Form 6-K furnished on January 9, 2013, incorporating the Third Quarter and Nine Months 2012 Results Release.

•	Report on Form 6-K furnished on January 9, 2013, incorporating certain recent developments.

We also incorporate by reference into this prospectus any future filings made with the SEC under Sections 13(a), 13(c) or 15(d) of the Exchange Act of 1934, as amended (which is referred to as the “Exchange Act”), before the termination of the offering, and, to the extent designated therein, reports on Form 6-K that we furnish to the SEC before the termination of the offering.

Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. Any statement contained in such incorporated documents shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a subsequent statement contained in another document we incorporate by reference at a later date modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at ArcelorMittal USA LLC, 1 South Dearborn Street, 19th Floor, Chicago, IL 60603, Attention: Ms. Lisa M. Fortuna, Manager, Investor Relations, telephone number: (312) 899-3985.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any filings we make electronically will be available to the public over the Internet on the SEC’s website at www.sec.gov and on our web site at www.arcelormittal.com. The references above to our website and the website of the SEC are inactive textual references to the uniform resource locator (URL) and are for your reference only.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, and the related prospectus supplement contain forward-looking statements based on estimates and assumptions. This prospectus and the related prospectus supplement contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among other things, statements concerning the business, future financial condition, results of operations and prospects of ArcelorMittal, including its subsidiaries. These statements usually contain the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. For each of these statements, you should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although it is believed that the expectations reflected in these forward-looking statements are reasonable, there is no assurance that the actual results or developments anticipated will be realized or, even if realized, that they will have the expected effects on the business, financial condition, results of operations or prospects of ArcelorMittal.

These forward-looking statements speak only as of the date on which the statements were made, and no obligation has been undertaken to publicly update or revise any forward-looking statements made in this prospectus, the related prospectus supplement or elsewhere as a result of new information, future events or otherwise, except as required by applicable laws and regulations. In addition to other factors and matters contained or incorporated by reference in this prospectus and the related prospectus supplement, it is believed that the following factors, among others, could cause actual results to differ materially from those discussed in the forward-looking statements:

•	recessions or prolonged periods of weak economic growth, either globally or in ArcelorMittal’s key markets;

•	risks relating to ongoing weakness of the Euro-zone economy, as well as ongoing concern over Euro-zone sovereign debt;

•	the risk that excessive capacity in the steel industry may weigh on the profitability of steel producers;

•	any volatility in the supply or prices of raw materials, energy or transportation, mismatches with steel price trends, or protracted low raw materials prices;

•	the risk of protracted low iron ore and steel prices or price volatility;

•	increased competition in the steel industry;

•

the risk that unfair practices in steel trade could negatively affect steel prices and reduce ArcelorMittal’s profitability, or that national trade restrictions could hamper ArcelorMittal’s access to key export markets;

•	increased competition from other materials, which could significantly reduce market prices and demand for steel products;

•	legislative or regulatory changes, including those relating to protection of the environment and health and safety;

•	laws and regulations restricting greenhouse gas emissions;

•	the risk that ArcelorMittal’s high level of indebtedness could make it difficult or expensive to refinance its maturing debt, incur new debt and/or flexibly manage its business;

•	risks relating to greenfield and brownfield projects;

•	risks relating to ArcelorMittal’s mining operations;

•

the fact that ArcelorMittal’s reserve estimates could materially differ from mineral quantities that it may be able to actually recover, that its mine life estimates may prove inaccurate and the fact that market fluctuations may render certain ore reserves uneconomical to mine;

•	drilling and production risks in relation to mining;

•	rising extraction costs in relation to mining;

•	failure to manage continued growth through acquisitions;

•	a Mittal family trust’s ability to exercise significant influence over the outcome of shareholder voting;

•	any loss or diminution in the services of Mr. Lakshmi N. Mittal, ArcelorMittal’s Chairman of the Board of Directors and Chief Executive Officer;

•	the risk that the earnings and cash flows of ArcelorMittal’s operating subsidiaries may not be sufficient to meet future funding needs at the holding company level;

•

the risk that changes in assumptions underlying the carrying value of certain assets, including as a result of adverse market conditions, could result in impairment of tangible and intangible assets, including goodwill;

•	the risk that ArcelorMittal’s investment projects may add to its financing requirements;

•	ArcelorMittal’s ability to fund under-funded pension liabilities;

•	the risk of labor disputes;

•	economic policy, political, social and legal risks and uncertainties in certain countries in which ArcelorMittal operates or proposes to operate;

•	fluctuations in currency exchange rates, particularly the euro to U.S. dollar exchange rate, and the risk of impositions of exchange controls in countries where ArcelorMittal operates;

•	the risk of disruptions to ArcelorMittal’s manufacturing operations;

•	the risk of damage to ArcelorMittal’s production facilities due to natural disasters;

•	the risk that ArcelorMittal’s insurance policies may provide inadequate coverage;

•	the risk of product liability claims;

•	the risk of potential liabilities from investigations, litigation and fines regarding antitrust matters;

•	the risk that ArcelorMittal’s governance and compliance processes may fail to prevent regulatory penalties or reputational harm, both at operating subsidiaries and joint ventures;

•

the fact that ArcelorMittal is subject to an extensive, complex and evolving regulatory framework and the risk of unfavorable changes to, or interpretations of, the tax laws and regulations in the countries in which ArcelorMittal operates;

•	the risk that ArcelorMittal may not be able fully to utilize its deferred tax assets; and

•	the risk that ArcelorMittal’s reputation and business could be materially harmed as a result of data breaches, data theft, unauthorized access or successful hacking.

These factors are discussed in more detail in this prospectus, including under “Risk Factors,” and in the documents incorporated by reference herein.

PRESENTATION OF CERTAIN INFORMATION

Definitions and Terminology

Unless indicated otherwise, or the context otherwise requires, references in this prospectus and related prospectus supplement to “ArcelorMittal,” “we,” “us,” “our” and “the Company” or similar terms are to ArcelorMittal, formerly known as Mittal Steel Company N.V. (“Mittal Steel”).

Financial Information

This prospectus (including the documents incorporated by reference herein) contains the audited consolidated financial statements of ArcelorMittal and its consolidated subsidiaries, including the consolidated statements of financial position as of December 31, 2010 and 2011, and the consolidated statements of operations, changes in equity and cash flows for each of the years ended December 31, 2009, 2010 and 2011, as well as ArcelorMittal’s unaudited consolidated financial statements as of and for the six months ended June 30, 2012. ArcelorMittal’s consolidated financial statements were prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The financial information and certain other information presented in a number of tables in this prospectus and any related prospectus supplement have been rounded to the nearest whole number or the nearest decimal. Therefore, the sum of the numbers in a column may not conform exactly to the total figure given for that column. In addition, certain percentages presented in the tables in this prospectus and any related prospectus supplement reflect calculations based upon the underlying information prior to rounding and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded numbers.

Market Information

This prospectus (including the documents incorporated by reference herein) and any related prospectus supplement include industry data and projections about our markets obtained from industry surveys, market research, publicly available information and industry publications. Statements on ArcelorMittal’s competitive position contained in this prospectus are based primarily on public sources including, but not limited to, publications of the World Steel Association. Industry publications generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed and that the projections they contain are based on a number of significant assumptions. We have not independently verified this data or determined the reasonableness of such assumptions. In addition, in many cases we have made statements in this prospectus (and may make statements in any related prospectus supplement) regarding our industry and our position in the industry based on internal surveys, industry forecasts and market research, as well as our own experience. While these statements are believed to be reliable, they have not been independently verified.

ARCELORMITTAL

ArcelorMittal, including its subsidiaries, is the world’s leading integrated steel and mining company. With an annual production capacity of approximately 125 million tonnes of crude steel, ArcelorMittal had sales of $45.2 billion, steel shipments of 43.9 million tonnes, crude steel production of 45.6 million tonnes, iron ore production of 33.4 million tonnes and coal production of 4.5 million tonnes in the six months ended June 30, 2012. ArcelorMittal had sales of approximately $94.0 billion, steel shipments of approximately 85.8 million tonnes, crude steel production of approximately 91.9 million tonnes, iron ore production of 65.2 million tonnes and coal production of 8.9 million tonnes for the year ended December 31, 2011. As of June 30, 2012, ArcelorMittal had approximately 255,000 employees.

ArcelorMittal is the largest steel producer in the Americas, Africa and Europe, and is the fourth largest producer in the CIS region, with a growing presence in Asia, including investments in China and India.

ArcelorMittal has steel-making operations in 20 countries on four continents, including 60 integrated, mini-mill and integrated mini-mill steel-making facilities. ArcelorMittal’s steel-making operations have a high degree of geographic diversification. Approximately 38% of its steel is produced in the Americas, approximately 46% is produced in Europe and approximately 16% is produced in other countries, such as Kazakhstan, South Africa and Ukraine. In addition, ArcelorMittal’s sales of steel products are spread over both developed and developing markets, which have different consumption characteristics. ArcelorMittal’s mining operations, present in North and South America, Africa, Europe and the CIS region, are integrated with its global steel-making facilities and are important producers of iron ore and coal in their own right.

ArcelorMittal produces a broad range of high-quality steel finished and semi-finished products. Specifically, ArcelorMittal produces flat steel products, including sheet and plate, long steel products, including bars, rods and structural shapes. ArcelorMittal also produces pipes and tubes for various applications. ArcelorMittal sells its steel products primarily in local markets and through its centralized marketing organization to a diverse range of customers in approximately 174 countries including the automotive, appliance, engineering, construction and machinery industries. The Company also produces various types of mining products including iron ore lump, fines, concentrate and sinter feed, as well as coking, pulverized coal injection (PCI) and thermal coal.

As a global steel producer, the Company is able to meet the needs of different markets. Steel consumption and product requirements clearly differ between developed markets and developing markets. Steel consumption in developed economies is weighted towards flat products and a higher value-added mix, while developing markets utilize a higher proportion of long products and commodity grades. To meet these diverse needs, the Company maintains a high degree of product diversification and seeks opportunities to increase the proportion of its product mix consisting of higher value-added products.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of securities will be used to refinance existing indebtedness.

CAPITALIZATION AND INDEBTEDNESS

The following table sets out the consolidated capitalization and indebtedness of ArcelorMittal at September 30, 2012, prepared on the basis of IFRS. You should read this table together with our consolidated financial statements and the other financial data appearing elsewhere, or incorporated by reference, in this prospectus and in any related prospectus supplement.

As of September 30, 2012
Short-term borrowings, including current portion of long-term debt	4,790
Secured and Unguaranteed	236
Guaranteed and Unsecured	378
Secured and Guaranteed
Unsecured/Unguaranteed	4,176
Long-term borrowings, net of current portion	21,827
Secured and Unguaranteed	601
Guaranteed and Unsecured	1,617
Secured and Guaranteed	—
Unsecured/Unguaranteed	19,609
Minority interests	3,731
Equity attributable to the equity holders of the parent	55,112
Ordinary shares	9,403
Treasury stock	(415)
Additional paid in capital	19,078
Retained earnings	37,221
Reserves	(10,817)
Perpetual subordinated capital securities	642
Total shareholders’ equity	58,843
Total capitalization (Total shareholder’s equity plus Short-term borrowings plus Long-term borrowings)	85,460

Except as disclosed herein or in the prospectus supplement, there have been no material changes in ArcelorMittal’s consolidated capitalization and indebtedness since September 30, 2012.

As of September 30, 2012, ArcelorMittal had guaranteed approximately U.S.$1 billion of debt of its operating subsidiaries, and U.S.$1 billion of total debt of its subsidiary ArcelorMittal Finance.

RATIO OF EARNINGS TO FIXED CHARGES

ArcelorMittal’s unaudited ratio of earnings to fixed charges for the periods indicated below was as follows:

	2007	2008(1)	2009(2)	2010	2011	Six Months ended June 30, 2012	Nine Months ended September 30, 2012
	(Unaudited)
Ratio of earnings to fixed charges	7.6x	5.4x	-1.1x	1.9x	2.2x	1.5x	1.0x

(1)	As required by IFRS, the 2008 information has been adjusted retrospectively for the finalization in 2009 of the allocation of the purchase price of acquisitions made in 2008.
(2)	Due to ArcelorMittal’s pretax loss in 2009, the ratio coverage was less than 1:1. ArcelorMittal would have needed to generate additional earnings of $4,051 million to achieve a coverage of 1:1 for 2009.

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings represent consolidated pretax income before adjustment for non-controlling interests in consolidated subsidiaries, less income allocable to non-controlling interests in consolidated entities that have not incurred fixed charges, fixed charges less interest capitalized, and undistributed earnings of equity investees. Equity investees are investments accounted for using the equity method of accounting. Fixed charges include interest expensed and capitalized, the interest portion of rental obligations, amortized premiums, discounts and capitalized expenses relating to indebtedness. Amounts were prepared in accordance with IFRS.

DESCRIPTION OF SENIOR DEBT SECURITIES

General

We may issue senior debt securities using this prospectus, which may include senior debt securities convertible into or exchangeable for our ordinary shares. As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the senior debt securities that we may issue are governed by a contract between us and Wilmington Trust, National Association, as trustee, and Citibank, N.A., as securities administrator, called an indenture (as supplemented, herein the “senior indenture”).

The trustee’s main role under the senior indenture is that it can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “Events of Default” below. The securities administrator’s main role is to perform administrative duties for us, such as sending you interest payments and transferring your senior debt securities to a new buyer if you sell your senior debt securities. Both the trustee and the securities administrator may send you notices.

The senior indenture and its associated documents contain the full legal text governing the matters described in this section. The senior indenture and the senior debt securities are governed by New York law. A form of the senior indenture is an exhibit to our registration statement. See “Where You Can Find More Information” for information on how to obtain a copy. In connection with an issuance of senior debt securities, we may enter into one or more additional supplemental indentures with the trustee and the securities administrator, setting forth the specific terms of such senior debt securities.

In this section, references to “we,” “us” and “our” are to ArcelorMittal only and do not include our subsidiaries or affiliates.

References to “holders” mean those who have senior debt securities registered in their names on the books that ArcelorMittal or the Registrar maintain for this purpose, and not those who own beneficial interests in senior debt securities issued in book-entry form through The Depository Trust Company or in senior debt securities registered in street name. Owners of beneficial interests in the senior debt securities should refer to “Clearance and Settlement.”

This section summarizes the material provisions of the senior indenture and certain senior debt securities that may be issued under the senior indenture. In particular, this section summarizes material terms of senior debt securities to be issued in fully registered, book-entry form without coupons, that will be unsecured and rank equally with all of our other existing and future unsecured and unsubordinated debt, bear interest at a fixed rate per annum, based upon a 360-day year consisting of twelve 30-day months. This section does not describe other types of senior debt securities that may be issued under the senior indenture, such as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount, or indexed securities or securities denominated in foreign currencies or currency units. Any other senior debt securities, and special U.S. federal income tax, accounting and other considerations applicable to such debt securities, would be described in the prospectus supplement relating to any such debt securities.

Because it is a summary, this section does not describe every aspect of the senior indenture or the senior debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the senior indenture, including some of the terms used in the senior indenture. The senior indenture is also subject to the Trust Indenture Act of 1939. We describe the meaning for only the more important terms. We also include references in parentheses to some sections of the senior indenture. Whenever we refer to particular sections or defined terms of the senior indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement.

We may issue as many distinct series of senior debt securities under the senior indenture as we wish. Unless otherwise specified in a prospectus supplement, we may issue senior debt securities of the same series as an outstanding series of senior debt securities without the consent of holders of securities in the outstanding series. Any additional senior debt securities so issued will have the same terms as the existing senior debt securities of the same series in all respects (except for the issuance date, the date upon which interest begins accruing and, in some cases, the first interest payment on the new series, if any), so that such additional senior debt securities will be consolidated and form a single series with the existing senior debt securities of the same series; provided, that such additional senior debt securities will be issued with no more than de minimis original issue discount for U.S. federal income tax purposes or be part of a qualified reopening for U.S. federal income tax purposes.

In addition, the specific financial, legal and other terms particular to a series of senior debt securities are described in the prospectus supplement and the underwriting agreement relating to the series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the prospectus supplement.

The prospectus supplement relating to a series of senior debt securities will describe the following terms of the series:

•	the title of the series of senior debt securities;

•	the authorized denominations in which senior debt securities of the series may be issued;

•	the date or dates on which we will pay the principal of the series of senior debt securities (either at maturity or upon redemption);

•	the rate or rates, per annum, at which the series of senior debt securities will bear interest and the date or dates from which that interest, if any, will accrue, and any reset provisions;

•	the dates on which interest, if any, on the series of senior debt securities will be payable and the regular record dates for the interest payment dates;

•	any provisions for redemption at the option of the holder;

•	if other than the principal amount thereof, the portion of the principal amount of the senior debt securities of the series that will be payable upon any declaration of acceleration of maturity;

•

the currency of payment of principal of, premium, if any, and interest on the series of senior debt securities and the manner of determining the equivalent amount in the currency of the United States of America, if applicable;

•

if the principal amount payable at maturity of the series of senior debt securities will not be determinable at maturity, the amount that will be deemed to be the principal amount thereof for any other purpose under the senior indenture or the senior debt securities;

•	any additional circumstances under which the series of senior debt securities will be redeemable at our option;

•	any modifications or additional events of default or covenants applicable to the series of senior debt securities;

•	the terms, if any, upon which the senior debt securities of the series may be convertible into or exchangeable for ordinary shares of ArcelorMittal;

•	a discussion of any material U.S. federal income tax considerations; and

•	any other special features of the series of senior debt securities.

Additional Amounts

The relevant prospectus supplement will specify the terms, if any, by which the Company or any successor entity, as the case may be, will pay additional amounts (“Additional Amounts”) as will result in receipt by the holders of such amounts as would have been received by the holders had no withholding or deduction been required by the Relevant Jurisdiction.

Redemption, Exchange and Purchase

Redemption

The prospectus supplement will state whether the senior debt securities are redeemable by us or subject to repayment at the holder’s option.

Exchange and Purchase

ArcelorMittal may at any time make offers to the holders to exchange their senior debt securities for other bonds or senior debt securities issued by us or any other Person. In addition, ArcelorMittal and any of our Subsidiaries or affiliates may at any time purchase senior debt securities in the open market or otherwise at any price.

Cancellation

All senior debt securities that are exchanged or purchased may either be held or retransferred or resold or be surrendered for cancellation and, if so surrendered, will, together with all senior debt securities redeemed by us, be cancelled immediately and accordingly may not be reissued or resold.

Consolidation, Merger, Conveyance or Transfer

So long as any of the senior debt securities are outstanding, ArcelorMittal will not consolidate with or merge into any other Person (excluding Persons controlled by one or more members of the Mittal Family) or convey or transfer substantially all of our properties and assets to any other Person (excluding Persons controlled by one or more members of the Mittal Family) unless thereafter:

(i) the Person formed by such consolidation or into which ArcelorMittal is merged, or the Person which acquired all or substantially all of our properties and assets, expressly assumes pursuant to a supplemental indenture as provided for in the senior indenture the due and punctual payment of the principal of and interest on the senior debt securities and the performance or observance of every covenant of the senior indenture on our part to be performed or observed (including, if such Person is not organized in or a resident of Luxembourg for tax purposes, substituting such Person’s jurisdiction of organization or residence for Luxembourg for tax purposes where applicable, including for the obligation to pay Additional Amounts);

(ii) immediately after giving effect to such transaction, no event of default has occurred and is continuing; and

(iii) the Person formed by such consolidation or into which ArcelorMittal is merged, or the Person which acquired all or substantially all of our properties and assets delivers to the trustee and the securities administrator an officer’s certificate signed by a duly authorized officer and an opinion of legal counsel of recognized standing, each stating that the consolidation, merger, conveyance or transfer and, if a supplemental indenture is required in connection with the transaction, the supplemental indenture, comply with the senior indenture and that all conditions precedent in the senior indenture relating to the transaction have been complied with and, immediately after giving effect to the transaction, no event of default has occurred and is continuing, except that such certificate and opinion shall not be required in the event that any such consolidation, merger, conveyance or transfer is made by any court or tribunal having jurisdiction over us, our properties and our assets.

Negative Pledge

Unless otherwise specified in the relevant prospectus supplement, so long as any of the senior debt securities remain outstanding, we will not, and will not permit any Material Subsidiary to, create or permit to subsist any Security upon any of our Assets or their respective Assets, as the case may be, present or future, to secure any Relevant Indebtedness incurred or guaranteed by us or by any such Material Subsidiary (whether before or after the issue of the senior debt securities) other than Permitted Security, unless our obligations under the senior debt securities are (i) equally and ratably secured so as to rank pari passu with such Relevant Indebtedness or the guarantee thereof or (ii) benefit from any other Security or arrangement as is approved by the holders of a majority in aggregate principal amount of the senior debt securities of the affected series then outstanding.

Events of Default

Each of the following will be an event of default under the senior indenture:

(1) the default in any payment of principal or any premium on any senior debt security when due, whether on maturity, redemption or otherwise, continues for 15 days;

(2) the default in any payment of interest (if any) and Additional Amounts (if any), on any senior debt security when due, continues for 30 days;

(3) our failure to comply with our other obligations contained in the senior indenture and the default or breach continues for a period of 60 days or more after ArcelorMittal receives written notice from the trustee or the securities administrator as provided for in the senior indenture;

(4) our failure, or the failure of any Material Subsidiary, (a) to pay the principal of any indebtedness for borrowed money, including obligations evidenced by any mortgage, indenture, bond, debenture, note, guarantee or other similar instruments on the scheduled or original date due (following the giving of such notice, if any, as required under the document governing such indebtedness and as extended by any applicable cure period) or (b) to observe or perform any agreement or condition relating to such indebtedness such that such indebtedness has come due prior to its stated maturity and such acceleration has not been cured, unless (in the case of clauses (a) and (b)) (i) the aggregate amount of such indebtedness is less than €100,000,000 or (ii) the question of whether such indebtedness is due has been disputed in good faith by appropriate proceedings and such dispute has not been finally adjudicated against us or the Material Subsidiary, as the case may be;

(5) certain events of bankruptcy or insolvency involving our company or a Material Subsidiary; and

(6) any other event of default provided in the relevant prospectus supplement for a series of senior debt securities.

Upon the occurrence and continuation of any event of default as provided for in the senior indenture, then in every such case the trustee or the holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of the affected series may declare the principal amount of the outstanding senior debt securities of that series to be due and payable immediately, by a notice in writing to the Company (and to the trustee if given by Holders). Upon any such declaration, which ArcelorMittal calls a declaration of acceleration, the senior debt securities of such series shall become due and payable immediately.

The holders of a majority in aggregate principal amount of the outstanding senior debt securities of the affected series may rescind and annul a declaration of acceleration if an amount has been paid to or deposited with the trustee or the securities administrator sufficient to pay the amounts set forth in the applicable provisions of the senior indenture and all events of default with respect to the senior debt securities of such series, other than the failure to pay the principal and other amounts of senior debt securities of that series that have become due solely by such declaration of acceleration, have been cured or waived.

If an event of default occurs or if ArcelorMittal breaches any covenant or warranty under the senior indenture or the senior debt securities, the trustee may pursue any available remedy to enforce any provision of the senior debt securities or the senior indenture. The trustee may maintain a proceeding even if it does not possess any of the senior debt securities or does not produce any of them in the proceeding. A delay or omission by the trustee or any holder of a senior debt security in exercising any right or remedy accruing upon an event of default shall not impair the right or remedy or constitute a waiver of or acquiescence in the event of default. All remedies are cumulative to the extent permitted by law.

Except in case of an event of default of which a responsible officer of the trustee has actual knowledge, where the trustee has some special duties, the trustee and the securities administrator are not required to take any action under the senior indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This protection is called an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding senior debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other proceeding seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action the trustee may undertake under the senior indenture.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the senior debt securities you hold, the following must occur:

•	You must give the trustee written notice at its Corporate Trust Office that an event of default has occurred and remains uncured.

•

The holders of 25% in principal amount of all outstanding senior debt securities of the relevant series must make a written request that the trustee take action because of the event of default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action and provide such written request to the Corporate Trust Office of the trustee.

•	The trustee must have not taken action for 60 days after receipt of the above notice, request and offer of indemnity.

•

No direction inconsistent with such written request must have been given to the trustee during such 60-day period by holders of a majority in principal amount of all outstanding senior debt securities of the relevant series.

•	The terms of the relevant series of senior debt securities do not prohibit such remedy to be sought by the trustee and/or the holders.

Nothing, however, will prevent an individual holder from bringing suit to enforce payment.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

ArcelorMittal will furnish to the securities administrator every year a brief certification of an officer of our Company as to his or her knowledge of our compliance with the conditions and covenants of the senior indenture. In addition, the Company must notify the trustee and the securities administrator promptly upon the occurrence of any event of default and in any event within ten days after it becomes aware of an event of default.

Amendments and Waivers

The senior indenture may be amended or modified without the consent of any holder of senior debt securities in order, among other things:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for the issuance of additional senior debt securities in accordance with the limitations set forth in the senior indenture as of the date thereof;

•

to provide for the assumption by a successor company of our obligations under the senior debt securities and the senior indenture in the case of a merger or consolidation or sale of all or substantially all of our assets;

•	to comply with any requirements of the SEC in connection with qualifying the senior indenture under the Trust Indenture Act; or

•

to correct or add any other provisions with respect to matters or questions arising under the senior indenture, so long as that correction or added provision will not adversely affect the interests of the holders of the senior debt securities of any series in any material respect.

Modifications and amendments of the senior indenture may be made by us, the trustee and the securities administrator with the consent of the holders of a majority in principal amount of the senior debt securities of each affected series then outstanding under the senior indenture. In addition, the holders of a majority in aggregate principal amount of the outstanding senior debt securities of any series may waive any past default under the senior indenture, except an uncured default in the payment of principal of or interest on such series of senior debt securities or an uncured default relating to a covenant or provision of the senior indenture that cannot be modified or amended without the consent of each affected holder.

Notwithstanding the above, without the consent of each holder of an outstanding senior debt security affected, no amendment may, among other things:

•	modify the stated maturity of the senior debt securities or the dates on which interest is payable in respect of the senior debt securities;

•	change the method in which amounts of payments of principal or any interest thereon is determined;

•	reduce the principal amount of, or interest on, the senior debt securities;

•	change the currency of payment of the senior debt securities;

•	impair the right of the holders of senior debt securities to institute suit for the enforcement of any payment on or after the date due;

•

reduce the percentage in principal amount of the outstanding senior debt securities, the consent of whose holders is required for any modification of or waiver of compliance with any provision of the senior indenture or defaults under the indenture and their consequences; and

•	modify the provisions of the senior indenture regarding the quorum required at any meeting of holders.

Special Rules for Action by Holders

When holders take any action under the senior indenture, such as giving a notice of an event of default, declaring an acceleration, approving any change or waiver or giving the trustee or the securities administrator an instruction, the Company will apply the following rules.

Only Outstanding Senior Debt Securities are Eligible

Only holders of outstanding senior debt securities will be eligible to participate in any action by holders. Also, the Company will count only outstanding senior debt securities in determining whether the various percentage requirements for taking action have been met. For these purposes, a senior debt security will not be “outstanding” if it has been cancelled or if the Company has deposited or set aside, in trust for its holder, money for its payment or redemption; provided, however, that, for such purposes, senior debt securities held by the Company or any other obligor on the senior debt securities or any affiliates of the Company or any such obligor are not considered outstanding.

Determining Record Dates for Action by Holders

The Company will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the senior indenture. In some limited circumstances, only the trustee or securities administrator will be entitled to set a record date for action by holders. If the Company, the trustee or securities administrator set a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that the Company specifies for this purpose, or that the trustee or the securities administrator specifies if it sets the record date. The Company, the trustee or the securities administrator, as applicable, may shorten or lengthen this period from time to time, but not beyond 90 days.

Satisfaction and Discharge

The senior indenture will be discharged and will cease to be of further effect as to all outstanding senior debt securities of any series issued thereunder, when (i) all senior debt securities of that series that have been authenticated, except lost, stolen or destroyed senior debt securities that have been replaced or paid and senior debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us, have been delivered to the securities administrator for cancellation, or all senior debt securities of that series that have not been delivered to the securities administrator for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable within one year and ArcelorMittal has irrevocably deposited or caused to be deposited with the securities administrator as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable U.S. government securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the senior debt securities of such series not delivered to the securities administrator for cancellation for principal and accrued interest and Additional Amounts (if any) to the date of maturity or redemption; (ii) ArcelorMittal has paid or caused to be paid all sums payable by us under the senior indenture with respect to such series; and (iii) ArcelorMittal has delivered irrevocable instructions to the securities administrator to apply the deposited money toward the payment of the senior debt securities of such series at maturity or on the redemption date, as the case may be.

In addition, ArcelorMittal must deliver a certificate signed by a duly authorized officer and an opinion of counsel of recognized standing stating that all conditions precedent to the satisfaction and discharge have been satisfied.

Defeasance and Covenant Defeasance

Unless a supplemental indenture for a series of senior debt securities provides otherwise, the senior indenture provides that ArcelorMittal may elect either (1) to defease and be discharged from any and all obligations with respect to any series of senior debt securities (except for, among other things, certain obligations to register the transfer or exchange of such series of senior debt securities, to replace temporary or mutilated, destroyed, lost or stolen senior debt securities of such series, to maintain an office or agency with respect to the senior debt securities of such series and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from our obligations to comply with certain covenants under the senior indenture, and any omission to comply with such obligations will not constitute a default (or event that is, or with the passage of time or the giving of notice or both would be, an event of default) or an event of default with respect to the senior debt securities of such series (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, (A) the irrevocable deposit by us with the securities administrator, in trust, of an amount in U.S. dollars, or non-callable U.S. government securities, or both, applicable to the senior debt securities of such series which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount that will be sufficient, in the opinion of an internationally recognized firm of independent public accountants as appointed by the Company, to pay the principal of, and interest (if any) and Additional Amounts (if any) on the outstanding senior debt securities of the relevant series on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the

Company must specify whether the senior debt securities are being defeased to such stated date for payment or to a particular redemption date and (B) no event of default or default with respect to the senior debt securities of the series shall have occurred and be continuing on the date of such deposit.

To effect legal defeasance or covenant defeasance, ArcelorMittal will be required to deliver to the trustee and the securities administrator an opinion of counsel of recognized standing that the deposit and related defeasance will not cause the holders and beneficial owners of the senior debt securities of such series to recognize income, gain or loss for U.S. federal income tax purposes. If ArcelorMittal elects legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

ArcelorMittal may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Payment

Payments in respect of the senior debt securities will be made by the securities administrator, in its capacity as paying agent in New York to the registered holder(s). The paying agent will treat the persons in whose name the registered global debt securities representing the senior debt securities are registered as the owners thereof for purposes of making such payments and for any other purposes whatsoever.

Subject to any applicable abandoned property law, the securities administrator and the paying agent will distribute to the Company upon request any money held by them for the payment of principal of, premium or interest on the senior debt securities that remains unclaimed for two years, and, thereafter, holders entitled to the money must look to the Company for payment as general creditors.

Governing Law

The senior debt securities will be governed by and construed in accordance with the laws of the State of New York. For the avoidance of doubt, the provisions of article 86 to 94-8 of the Luxembourg law of August 10, 1915 on commercial companies, as amended, do not apply to the senior debt securities.

Consent to Jurisdiction

ArcelorMittal has irrevocably submitted to the non-exclusive jurisdiction of any New York State court or any U.S. federal court sitting in the Borough of Manhattan, The City of New York, in respect of any legal suit, action or proceeding arising out of or in relation to the senior indenture or the senior debt securities, and agreed that all claims in respect of such legal action or proceeding may be heard and determined in such New York State or U.S. federal court and will waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action or proceeding in any such court.

Notices

Notices to the holders will be provided to the addresses that appear on the security register of the senior debt securities.

Concerning the Trustee and Securities Administrator

Wilmington Trust, National Association is the trustee under the senior indenture. Citibank N.A. is the securities administrator and has been appointed by us as registrar and paying agent with respect to the senior debt securities. The trustee’s address is 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890. The securities administrator’s address is (i) solely for the purposes of the transfer, surrender or exchange of the senior debt securities: 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attn: Global Transaction Services—ArcelorMittal and (ii) for all other purposes: 388 Greenwich Street, 14th Floor, New York, NY 10013, Attn: Global Transaction Services—ArcelorMittal.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the senior indenture. You should refer to the senior indenture for the full definition of all such terms, as well as any other terms used in this prospectus for which no definition is provided.

“Applicable Accounting Standards” means the International Financial Reporting Standards as adopted in the European Union, as amended from time to time.

“Asset(s) ” of any Person means, all or any part of its business, undertaking, property, assets, revenues (including any right to receive revenues) and uncalled capital, wherever situated.

“Closing Date” means the date on which the senior debt securities of the relevant series are deposited with the Depository Trust Company, as depositary.

“Consolidated Financial Statements” means our most recently published:

(a) audited annual consolidated financial statements, as approved by the annual general meeting of our shareholders and audited by an independent auditor; or, as the case may be,

(b) unaudited (but subject to a “review” from an independent auditor) consolidated half-year financial statements, as approved by our Board of Directors,

in each case prepared in accordance with Applicable Accounting Standards.

“Corporate Trust Office” means (i) with respect to the trustee, 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890; and (ii) with respect to the securities administrator (A) solely for the purposes of the transfer, surrender or exchange of the senior debt securities: 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attn: Global Transaction Services—ArcelorMittal and (B) for all other purposes: 388 Greenwich Street, 14th Floor, New York, NY 10013, Attn: Global Transaction Services—ArcelorMittal.

“Existing Security” means any Security granted by any Person over its Assets in respect of any Relevant Indebtedness and which is existing at the Closing Date or at the time any such Person becomes a Material Subsidiary or whose business and/or activities, in whole or in part, are assumed by or vested in us or a Material Subsidiary after the Closing Date (other than any Security created in contemplation thereof) or any substitute Security created over those Assets (or any part thereof) in connection with the refinancing of the Relevant Indebtedness secured on those Assets provided that the principal, nominal or capital amount secured on any such Security may not be increased.

“Group” means our company and its Subsidiaries taken as a whole.

“Material Subsidiary” means, at any time, a Subsidiary of ours whose gross assets or pre-tax profits (excluding intra-Group items) then equal or exceed 5% of the gross assets or pre-tax profits of the Group.

For this purpose:

(a) the gross assets or pre-tax profits of a Subsidiary will be determined from its financial statements (unconsolidated if it has Subsidiaries) upon which the latest audited Consolidated Financial Statements of the Group have been based;

(b) if a company becomes a member of the Group after the date on which the latest audited Consolidated Financial Statements of the Group have been prepared, the gross assets or pre-tax profits of that Subsidiary will be determined from its latest financial statements;

(c) the gross assets or pre-tax profits of the Group will be determined from its latest audited Consolidated Financial Statements, adjusted (where appropriate) to reflect the gross assets or pre-tax profits of any company or business subsequently acquired or disposed of; and

(d) if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of ours, it will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary; the subsequent financial statements of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Material Subsidiaries or not.

If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of our auditors will be, in the absence of manifest error, conclusive and binding on us and the holders.

“Mittal Family” means Mr. and/or Mrs. L.N. Mittal and/or their family (acting directly or indirectly through trusts and/or other entities controlled by any of the foregoing).

“Permitted Security” means:

(a) any Existing Security;

(b) any Security granted in respect of or in connection with any Securitization Indebtedness; or

(c) any Security securing Project Finance Indebtedness, but only to the extent that the Security Interest is created on an asset of the project being financed by the relevant Project Finance Indebtedness (and/or the shares in, and/or shareholder loans to, the company conducting such project where such company has no assets other than those relating to such project).

“Person” includes any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Project Finance Indebtedness” means any indebtedness incurred by a debtor to finance the ownership, acquisition, construction, development and/or operation of an Asset or connected group of Assets in respect of which the Person or Persons to whom such indebtedness is, or may be, owed have no recourse for the repayment of or payment of any sum relating to such indebtedness other than:

(a) recourse to such debtor or its Subsidiaries for amounts limited to the cash flow from such Asset; and/or

(b) recourse to such debtor generally, or to a member of the Group, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specific way) for breach of an obligation, representation or warranty (not being a payment obligation, representation or warranty or an obligation, representation or warranty to procure payment by another or an obligation, representation or warranty to comply or to procure compliance by another with any financial ratios or other test of financial condition) by the Person against whom such recourse is available; and/or

(c) if:

(i) such debtor has been established specifically for the purpose of constructing, developing, owning and/or operating the relevant Asset or connected group of Assets; and

(ii) such debtor owns no Assets and carries on no business which is not related to the relevant Asset or connected group of Assets, recourse to all the material Assets and undertaking of such debtor and the shares in the capital of such debtor and shareholder loans made to such debtor.

“Relevant Indebtedness” means any indebtedness for borrowed money represented by bonds, notes or other debt instruments which are for the time being quoted or listed on any stock exchange or other similar regulated securities market.

“Relevant Jurisdiction” means Luxembourg or any jurisdiction in which ArcelorMittal is resident for tax purposes (or in the case of a successor entity any jurisdiction in which such successor entity is organized or resident for tax purposes (or any political subdivision or taxing authority thereof or therein)).

“Securitization Indebtedness” means any Relevant Indebtedness that is incurred in connection with any securitization, asset repackaging, factoring or like arrangement or any combination thereof of any assets, revenues or other receivables where the recourse of the Person making the Relevant Indebtedness available or entering into the relevant arrangement or agreement(s) is limited fully or substantially to such assets or revenues or other receivables.

“Security” means any mortgage, charge, pledge or other real security interest (sûreté réelle).

“Subsidiary” means:

(a) an entity of which a Person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership (and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise); and

(b) in relation to our company, an entity that fulfils the definition in paragraph (a) above and which is included in the Consolidated Financial Statements on a fully integrated basis.

DESCRIPTION OF SUBORDINATED DEBT SECURITIES

General

We may issue subordinated debt securities using this prospectus, which may include subordinated debt securities convertible into or exchangeable for our ordinary shares. As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the subordinated debt securities that we may issue are governed by a contract between us and Wilmington Trust, National Association, as trustee, and Citibank, N.A., as securities administrator, called an indenture (as supplemented, herein the “subordinated indenture”).

The trustee’s main role under the subordinated indenture is that it can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “Events of Default” below. The securities administrator’s main role is to perform administrative duties for us, such as sending you interest payments and transferring your subordinated debt securities to a new buyer if you sell your senior debt securities. Both the trustee and the securities administrator may send you notices.

The subordinated indenture and its associated documents contain the full legal text governing the matters described in this section. The subordinated indenture and the subordinated debt securities are governed by New York law (see “Governing Law” below). A form of the subordinated indenture is an exhibit to our registration statement. See “Where You Can Find More Information” for information on how to obtain a copy. In connection with an issuance of subordinated debt securities, we may enter into one or more additional supplemental indentures with the trustee and the securities administrator, setting forth the specific terms of such subordinated debt securities.

In this section, references to “we,” “us” and “our” are to ArcelorMittal only and do not include our subsidiaries or affiliates.

References to “holders” mean those who have subordinated debt securities registered in their names on the books that ArcelorMittal or the Registrar maintain for this purpose, and not those who own beneficial interests in subordinated debt securities issued in book-entry form through The Depository Trust Company or in subordinated debt securities registered in street name. Owners of beneficial interests in the subordinated debt securities should refer to “Clearance and Settlement.”

This section summarizes the material provisions of the subordinated indenture and certain subordinated debt securities that may be issued under the subordinated indenture. In particular, this section summarizes material terms of subordinated debt securities to be issued in fully registered, book-entry form without coupons, and that will be unsecured and subordinated obligations of ArcelorMittal. This section does not describe other types of subordinated debt securities that may be issued under the indenture, such as original issue discount subordinated securities, which are subordinated debt securities that are offered and sold at a substantial discount to their stated principal amount, or indexed securities or securities denominated in foreign currencies or currency units. Any other subordinated debt securities, and special U.S. federal income tax, accounting and other considerations applicable to such subordinated debt securities, would be described in the prospectus supplement relating to any such subordinated debt securities.

Because it is a summary, this section does not describe every aspect of the subordinated indenture or the subordinated debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the subordinated indenture, including some of the terms used in the subordinated indenture. The subordinated indenture is also subject to the Trust Indenture Act of 1939. We describe the meaning for only the more important terms. We also include references in parentheses to some sections of the subordinated indenture. Whenever we refer to particular sections or defined terms of the subordinated indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement.

We may issue as many distinct series of subordinated debt securities under the subordinated indenture as we wish. Unless otherwise specified in a prospectus supplement, we may issue subordinated debt securities of the same series as an outstanding series of subordinated debt securities without the consent of holders of subordinated debt securities in the outstanding series. Any additional subordinated debt securities so issued will have the same terms as the existing subordinated debt securities of the same series in all respects (except for the issuance date, the date upon which interest begins accruing and, in some cases, the first interest payment on the new series, if any), so that such additional subordinated debt securities will be consolidated and form a single series with the existing subordinated debt securities of the same series; provided, that, with respect to subordinated debt securities that are treated as debt for U.S. federal income tax purposes, such additional subordinated debt securities will be issued with no more than de minimis original issue discount for U.S. federal income tax purposes or be part of a qualified reopening for U.S. federal income tax purposes.

In addition, the specific financial, legal and other terms particular to a series of subordinated debt securities are described in the prospectus supplement and the underwriting agreement relating to the series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the prospectus supplement.

The prospectus supplement relating to a series of subordinated debt securities will describe the following terms of the series:

•	the title of the series of subordinated debt securities;

•	the authorized denominations and aggregate principal amount of the series of subordinated debt securities;

•

whether the subordinated debt securities of that series are dated securities, with a stated maturity or date fixed for redemption (and if applicable, the stated maturity or date fixed for redemption), or perpetual securities, with no stated maturity or date fixed for redemption;

•

the subordination provisions applicable to the subordinated debt securities of that series and the ranking of such subordinated debt securities to other senior and subordinated debt securities of the Company;

•	the rate or rates, per annum, at which the series of subordinated debt securities will bear interest and the date or dates from which that interest, if any, will accrue, and any reset provisions;

•

the date or dates on which (or, if applicable, the range of dates within which) any payment of principal, interest or premium on the series of subordinated debt securities will be payable (or the manner of determining the same), and the record date for any such payment,

•	if interest is payable, the interest rate or rates, or how the interest rate or rates may be determined;

•	the terms and conditions, if any, under which interest or other payments may or will be deferred or cancelled;

•

the terms and conditions of any mandatory or optional redemption or repayment of the subordinated debt securities of the series, including if applicable, notice requirements, legal and regulatory requirements, redemption or repayment dates, periods and prices or amounts;

•

the currency in which the subordinated debt securities are denominated, and in which we will make payments, and the manner of determining the equivalent amount in the currency of the United States of America, if applicable;

•	if other than the principal amount thereof, the amount, or how to determine the amount, that will be payable upon any declaration of acceleration of maturity or if redeemed before any stated maturity;

•

if the principal amount payable at maturity of the series of subordinated debt securities will not be determinable at maturity, the amount that will be deemed to be the principal amount thereof for any other purpose under the subordinated indenture or the subordinated debt securities;

•	the terms and conditions, if any, under which the Company may elect to vary the terms of the subordinated debt securities of the series;

•	any mechanism to effect a temporary or permanent reduction in the principal amount outstanding of the subordinated debt securities of that series;

•

any deletions from, limitations or modifications to the events of default described in this prospectus or any other events of default, defaults, enforcement events, solvency events or covenants or other events permitting remedies apply to the subordinated debt securities of the series, and the remedies available following the occurrence thereof;

•	whether the subordinated debt securities of the series will be listed on a securities exchange;

•	whether the covenant defeasance and covenant defeasance provisions apply to the subordinated debt securities of the series;

•	the terms, if any, upon which the subordinated debt securities of the series may be convertible into or exchangeable for ordinary shares of ArcelorMittal;

•	a discussion of any material U.S. federal income tax considerations; and

•	any other special features of the series of subordinated debt securities.

Additional Amounts

The relevant prospectus supplement will specify the terms, if any, by which the Company or any successor entity, as the case may be, will pay additional amounts (“Additional Amounts”) as will result in receipt by the holders of such amounts as would have been received by the holders had no withholding or deduction been required by the Relevant Jurisdiction.

Redemption, Exchange and Purchase

Redemption

The prospectus supplement will state whether the subordinated debt securities are redeemable by us or subject to repayment at the holder’s option.

Exchange and Purchase

ArcelorMittal may at any time make offers to the holders to exchange their subordinated debt securities for other bonds or subordinated debt securities issued by us or any other Person. In addition, ArcelorMittal and any of our Subsidiaries or affiliates may at any time purchase subordinated debt securities in the open market or otherwise at any price.

Cancellation

All subordinated debt securities that are exchanged or purchased may either be held or retransferred or resold or be surrendered for cancellation and, if so surrendered, will, together with all subordinated debt securities redeemed by us, be cancelled immediately and accordingly may not be reissued or resold.

Consolidation, Merger, Conveyance or Transfer

So long as any of the subordinated debt securities are outstanding, ArcelorMittal will not consolidate with or merge into any other Person (excluding Persons controlled by one or more members of the Mittal Family) or convey or transfer substantially all of our properties and assets to any other Person (excluding Persons controlled by one or more members of the Mittal Family) unless thereafter:

(i) the Person formed by such consolidation or into which ArcelorMittal is merged, or the Person which acquired all or substantially all of our properties and assets, expressly assumes pursuant to a supplemental indenture as provided for in the subordinated indenture the due and punctual payment of the principal of and interest on the subordinated debt securities and the performance or observance of every covenant of the subordinated indenture on our part to be performed or observed (including, if such Person is not organized in or a resident of Luxembourg for tax purposes, substituting such Person’s jurisdiction of organization or residence for Luxembourg for tax purposes where applicable, including for the obligation to pay Additional Amounts);

(ii) immediately after giving effect to such transaction, no event of default, if any are applicable, has occurred and is continuing; and

(iii) the Person formed by such consolidation or into which ArcelorMittal is merged, or the Person which acquired all or substantially all of our properties and assets delivers to the trustee and securities administrator an officer’s certificate signed by a duly authorized officer and an opinion of legal counsel of recognized standing, each stating that the consolidation, merger, conveyance or transfer and, if a supplemental indenture is required in connection with the transaction, the supplemental indenture comply with the subordinated indenture and that all conditions precedent in the subordinated indenture relating to the transaction have been complied with and, immediately after giving effect to the transaction, no event of default, if any are applicable, has occurred and is continuing, except that such certificate and opinion shall not be required in the event that any such consolidation, merger, conveyance or transfer is made by any court or tribunal having jurisdiction over us, our properties and our assets.

Status of the Subordinated Debt Securities

The subordinated debt securities will constitute the direct, subordinated and unsecured obligations of the Company and will be subordinated in right of payment to the prior payment in full of all claims of “senior creditors” in respect of that series and rank pari passu with certain other subordinated obligations or guarantees thereof in respect of that series (if any), in each case as defined or identified in the applicable prospectus supplement, and in priority only to ordinary shares of the Company and any other securities, obligations or guarantees thereof of the Company expressed to rank junior to the securities of that series in the applicable prospectus supplement. Investors should be aware that there are currently no limitations on the Company’s ability to issue or guarantee indebtedness that would constitute claims of “senior creditors.” Unless otherwise specified in the applicable prospectus supplement for a series, the subordinated debt securities will not have the benefit of any negative pledge covenant.

Default, Remedies and Waiver of Default

You will have special rights if an applicable “event of default” with respect to your subordinated debt securities occurs and is not cured, as described in this section.

Events of Default

Unless otherwise indicated in the prospectus supplement for a series of subordinated debt securities, the term “event of default” means any of the following:

(1) the default in any payment of principal or any premium on any subordinated debt security when due, whether on maturity, redemption or otherwise, continues for 15 days;

(2) the default in any payment of interest (if any) and Additional Amounts (if any), on any subordinated debt security when due, continues for 30 days;

(3) our failure to comply with our other obligations contained in the subordinated indenture and the default or breach continues for a period of 60 days or more after ArcelorMittal receives written notice from the trustee or the securities administrator as provided for in the subordinated indenture;

(4) certain events of bankruptcy or insolvency involving our company; and

(5) any other event of default provided in the relevant prospectus supplement for a series of subordinated debt securities.

Remedies if an Event of Default Occurs

Upon the occurrence and continuation of any applicable event of default with respect to a series of subordinated debt securities, then in every such case the trustee or the holders of at least 25% in aggregate principal amount of the outstanding subordinated debt securities of the affected series may declare the principal amount of the outstanding subordinated debt securities of that series to be due and payable immediately, by a notice in writing to the Company (and to the trustee if given by Holders). Upon any such declaration, which ArcelorMittal calls a declaration of acceleration, the subordinated debt securities of such series shall become due and payable immediately.

The holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of the affected series may rescind and annul a declaration of acceleration if an amount has been paid to or deposited with the trustee or the securities administrator sufficient to pay the amounts set forth in the applicable provisions of the subordinated indenture and all events of default with respect to the subordinated debt securities of such series, other than the failure to pay the principal and other amounts of subordinated debt securities of that series that have become due solely by such declaration of acceleration, have been cured or waived.

If an event of default occurs or if ArcelorMittal breaches any covenant or warranty under the subordinated indenture or the subordinated debt securities, the trustee may pursue any available remedy to enforce any applicable provision of the subordinated debt securities or the subordinated indenture. The trustee may maintain a proceeding even if it does not possess any of the subordinated debt securities or does not produce any of them in the proceeding. A delay or omission by the trustee or any holder of a subordinated debt security in exercising any right or remedy accruing upon an event of default shall not impair the right or remedy or constitute a waiver of or acquiescence in the event of default. All remedies are cumulative to the extent permitted by law.

Except in case of an event of default of which a responsible officer of the trustee has actual knowledge, where the trustee has some special duties, the trustee and the securities administrator are not required to take any action under the subordinated indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This protection is called an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding subordinated debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other proceeding seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action the trustee may undertake under the subordinated indenture.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the subordinated debt securities you hold, the following must occur:

•	You must give the trustee written notice at its Corporate Trust Office that an event of default has occurred and remains uncured.

•

The holders of 25% in principal amount of all outstanding subordinated debt securities of the relevant series must make a written request that the trustee take action because of the event of default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action and provide such written request to the Corporate Trust Office of the trustee.

•	The trustee must have not taken action for 60 days after receipt of the above notice, request and offer of indemnity.

•

No direction inconsistent with such written request must have been given to the trustee during such 60-day period by holders of a majority in principal amount of all outstanding subordinated debt securities of the relevant series.

•	The terms of the relevant series of subordinated debt securities do not prohibit such remedy to be sought by the trustee and/or the holders.

Nothing, however, will prevent an individual holder from bringing suit to enforce payment.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

ArcelorMittal will furnish to the securities administrator every year a brief certification of an officer of our Company as to his or her knowledge of our compliance with the conditions and covenants of the subordinated indenture. In addition, the Company must notify the trustee and the securities administrator promptly upon the occurrence of any event of default and in any event within ten days after it becomes aware of an event of default.

Amendments and Waivers

The subordinated indenture may be amended or modified without the consent of any holder of subordinated debt securities in order, among other things:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for the issuance of additional subordinated debt securities in accordance with the limitations set forth in the subordinated indenture as of the date thereof;

•

to provide for the assumption by a successor company of our obligations under the subordinated debt securities and the subordinated indenture in the case of a merger or consolidation or sale of all or substantially all of our assets;

•	to comply with any requirements of the SEC in connection with qualifying the subordinated indenture under the Trust Indenture Act; or

•

to correct or add any other provisions with respect to matters or questions arising under the subordinated indenture, so long as that correction or added provision will not adversely affect the interests of the holders of the subordinated debt securities of any series in any material respect.

In addition, the prospectus supplement for a particular series of subordinated debt securities may also specify if the Company has the right to materially vary the terms of a series of subordinated debt securities.

Modifications and amendments of the subordinated indenture may be made by us, the trustee and the securities administrator with the consent of the holders of a majority in principal amount of the subordinated debt securities of each affected series then outstanding under the subordinated indenture. In addition, the holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of any series may waive any past default under the subordinated indenture, except an uncured default in the payment of principal of or interest on such series of subordinated debt securities or an uncured default relating to a covenant or provision of the subordinated indenture that cannot be modified or amended without the consent of each affected holder.

Notwithstanding the above and unless the prospectus supplement for the series of subordinated debt securities specifies otherwise, without the consent of each holder of an outstanding subordinated debt security affected, no amendment may, among other things:

•	modify the stated maturity of the subordinated debt securities (if any) or the dates on which interest is payable in respect of the subordinated debt securities;

•	change the method in which amounts of payments of principal or any interest thereon is determined;

•	reduce the principal amount of, or interest on, the subordinated debt securities;

•	change the currency of payment of the subordinated debt securities;

•	impair the right of the holders of subordinated debt securities to institute suit for the enforcement of any payment on or after the date due;

•

reduce the percentage in principal amount of the outstanding subordinated debt securities, the consent of whose holders is required for any modification of or waiver of compliance with any provision of the subordinated indenture or defaults under the subordinated indenture and their consequences;

•	modify the provisions of the subordinated indenture with respect to the subordination of the subordinated debt securities in a manner adverse to any holder; and

•	modify the provisions of the subordinated indenture regarding the quorum required at any meeting of holders.

Special Rules for Action by Holders

When holders take any action under the subordinated indenture, such as giving a notice of an event of default, declaring an acceleration, approving any change or waiver or giving the trustee or the securities administrator an instruction, the Company will apply the following rules.

Only Outstanding Subordinated Debt Securities are Eligible

Only holders of outstanding subordinated debt securities will be eligible to participate in any action by holders. Also, the Company will count only outstanding subordinated debt securities in determining whether the various percentage requirements for taking action have been met. For these purposes, a subordinated debt security will not be “outstanding” if it has been cancelled or if the Company has deposited or set aside, in trust for its holder, money for its payment or redemption; provided, however, that, for such purposes, subordinated debt securities held by the Company or any other obligor on the subordinated debt securities or any affiliates of the Company or any such obligor are not considered outstanding.

Determining Record Dates for Action by Holders

The Company will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the subordinated indenture. In some limited circumstances, only the trustee or securities administrator will be entitled to set a record date for action by holders. If the Company, the trustee or securities administrator set a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that the Company specifies for this purpose, or that the trustee or the securities administrator specifies if it sets the record date. The Company, the trustee or the securities administrator, as applicable, may shorten or lengthen this period from time to time, but not beyond 90 days.

Satisfaction and Discharge

The subordinated indenture will be discharged and will cease to be of further effect as to all outstanding subordinated debt securities of any series issued thereunder, when (i) all subordinated debt securities of that series that have been authenticated, except lost, stolen or destroyed subordinated debt securities that have been replaced or paid and subordinated debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us, have been delivered to the securities administrator for cancellation, or all subordinated debt securities of that series that have not been delivered to the securities administrator for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable within one year and ArcelorMittal has irrevocably deposited or caused to be deposited with the securities administrator as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable U.S. government securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the subordinated debt securities of such series not delivered to the securities administrator for cancellation for principal and accrued interest and Additional Amounts (if any) to the date of maturity or redemption; (ii) ArcelorMittal has paid or caused to be paid all sums payable by us under the subordinated indenture with respect to such series; and (iii) ArcelorMittal has delivered irrevocable instructions to the securities administrator to apply the deposited money toward the payment of the subordinated debt securities of such series at maturity or on the redemption date, as the case may be.

In addition, ArcelorMittal must deliver a certificate signed by a duly authorized officer and an opinion of counsel of recognized standing stating that all conditions precedent to the satisfaction and discharge have been satisfied.

Defeasance and Covenant Defeasance

Unless a supplemental indenture for a series of subordinated debt securities provides otherwise, the subordinated indenture provides that ArcelorMittal may elect either (1) to defease and be discharged from any and all obligations with respect to any series of subordinated debt securities (except for, among other things, certain obligations to register the transfer or exchange of such series of subordinated debt securities, to replace temporary or mutilated, destroyed, lost or stolen subordinated debt securities of such series, to maintain an office or agency with respect to the subordinated debt securities of such series and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from our obligations to comply with certain covenants under the subordinated indenture, and any omission to comply with such obligations will not constitute a default (or event that is, or with the passage of time or the giving of notice or both would be, an event of default) or an event of default with respect to the subordinated debt securities of such series (“covenant defeasance”).

Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, (A) the irrevocable deposit by us with the securities administrator, in trust, of an amount in U.S. dollars, or non-callable U.S. government securities, or both, applicable to the subordinated debt securities of such series which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount that will be sufficient, in the opinion of an internationally recognized firm of independent public accountants as appointed by the Company, to pay the principal of, and interest (if any) and Additional Amounts (if any) on the outstanding subordinated debt securities of the relevant series on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the subordinated debt securities are being defeased to such stated date for payment or to a particular redemption date and (B) no event of default or default with respect to the subordinated debt securities of the series shall have occurred and be continuing on the date of such deposit.

To effect legal defeasance or covenant defeasance, ArcelorMittal will be required to deliver to the trustee and the securities administrator an opinion of counsel of recognized standing that the deposit and related defeasance will not cause the holders and beneficial owners of the subordinated debt securities of such series to recognize income, gain or loss for U.S. federal income tax purposes. If ArcelorMittal elects legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

ArcelorMittal may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Payment

Payments in respect of the subordinated debt securities will be made by the securities administrator, in its capacity as paying agent in New York to the registered holder(s). The paying agent will treat the persons in whose name the registered global debt securities representing the subordinated debt securities are registered as the owners thereof for purposes of making such payments and for any other purposes whatsoever.

Subject to any applicable abandoned property law, the securities administrator and the paying agent will distribute to the Company upon request any money held by them for the payment of principal of, premium or interest on the subordinated debt securities that remains unclaimed for two years, and, thereafter, holders entitled to the money must look to the Company for payment as general creditors.

Governing Law

The subordinated debt securities will be governed by and construed in accordance with the laws of the State of New York.

For the avoidance of doubt, the provisions of article 86 to 94-8 of the Luxembourg law of August 10, 1915 on commercial companies, as amended, do not apply to the subordinated debt securities.

Consent to Jurisdiction

ArcelorMittal has irrevocably submitted to the non-exclusive jurisdiction of any New York State court or any U.S. federal court sitting in the Borough of Manhattan, The City of New York, in respect of any legal suit, action or proceeding arising out of or in relation to the subordinated indenture or the subordinated debt securities, and agreed that all claims in respect of such legal action or proceeding may be heard and determined in such New York State or U.S. federal court and will waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action or proceeding in any such court.

Notices

Notices to the holders will be provided to the addresses that appear on the security register of the subordinated debt securities.

Concerning the Trustee and the Securities Administrator

Wilmington Trust, National Association is the trustee under the subordinated indenture. Citibank N.A. is the securities administrator and has been appointed by us as registrar and paying agent with respect to the subordinated debt securities. The trustee’s address is 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890. The securities administrator’s address is (i) solely for the purposes of the transfer, surrender or exchange of the subordinated debt securities: 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attn: Global Transaction Services—ArcelorMittal and (ii) for all other purposes: 388 Greenwich Street, 14th Floor, New York, NY 10013, Attn: Global Transaction Services—ArcelorMittal.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the subordinated indenture. You should refer to the subordinated indenture for the full definition of all such terms, as well as any other terms used in this prospectus for which no definition is provided.

“Applicable Accounting Standards” means the International Financial Reporting Standards as adopted in the European Union, as amended from time to time.

“Closing Date” means the date on which the subordinated debt securities of the relevant series are deposited with the Depository Trust Company, as depositary.

“Consolidated Financial Statements” means our most recently published:

(a) audited annual consolidated financial statements, as approved by the annual general meeting of our shareholders and audited by an independent auditor; or, as the case may be,

(b) unaudited (but subject to a “review” from an independent auditor) consolidated half-year financial statements, as approved by our Board of Directors,

in each case prepared in accordance with Applicable Accounting Standards.

“Corporate Trust Office” means (i) with respect to the trustee, 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890; and (ii) with respect to the securities administrator (A) solely for the purposes of the transfer, surrender or exchange of the subordinated debt securities: 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attn: Global Transaction Services—ArcelorMittal and (B) for all other purposes: 388 Greenwich Street, 14th Floor, New York, NY 10013, Attn: Global Transaction Services—ArcelorMittal.

“Mittal Family” means Mr. and/or Mrs. L.N. Mittal and/or their family (acting directly or indirectly through trusts and/or other entities controlled by any of the foregoing).

“Person” includes any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Relevant Jurisdiction” means Luxembourg or any jurisdiction in which ArcelorMittal is resident for tax purposes (or in the case of a successor entity any jurisdiction in which such successor entity is organized or resident for tax purposes (or any political subdivision or taxing authority thereof or therein)).

“Subsidiary” means:

(a) an entity of which a Person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership (and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise); and

(b) in relation to our company, an entity that fulfils the definition in paragraph (a) above and which is included in the Consolidated Financial Statements on a fully integrated basis.

CLEARANCE AND SETTLEMENT OF DEBT SECURITIES

Senior and subordinated debt securities we issue may be held through one or more international and domestic clearing systems. The clearing systems ArcelorMittal uses are the book-entry systems operated by The Depository Trust Company (“DTC”) in the United States, Clearstream Banking, société anonyme, in Luxembourg (“Clearstream”) and the Euroclear System, in Belgium (“Euroclear”). These systems have established electronic securities and payment, transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the debt securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade the debt securities across borders in the secondary market. Where payments for the debt securities ArcelorMittal issues in global form is made in U.S. dollars, these procedures can be used for cross-market transfers and the debt securities are cleared and settled on a delivery against payment basis.

The policies of DTC, Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to your interest in the debt securities held by them.

ArcelorMittal has no responsibility for any aspect of the actions of DTC, Clearstream or Euroclear or any of their direct or indirect participants. ArcelorMittal has no responsibility for any aspect of the records kept by DTC, Clearstream or Euroclear or any of their direct or indirect participants. ArcelorMittal also does not supervise these systems in any way.

DTC, Clearstream, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

DTC

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. The rules applicable to DTC participants are on file with the SEC.

Clearstream

Clearstream is a licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).

Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thus eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing and collateral management. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with Euroclear Bank S.A./N.V., the operator of the Euroclear System, to facilitate settlement of trades between Clearstream and Euroclear.

As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream customers are limited to securities brokers and dealers and banks, and may include the underwriters for the debt securities. Other institutions that maintain a custodial relationship with a Clearstream customer may obtain indirect access to Clearstream. Clearstream is an indirect participant in DTC.

Distributions with respect to the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream customers in accordance with its rules and procedures, to the extent received by Clearstream.

The Euroclear System

The Euroclear System was created in 1968 to hold securities for participants of the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars and Japanese Yen. The Euroclear System provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below.

The Euroclear System is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance System plc, a U.K. corporation (the “Euroclear Clearance System”). The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Euroclear Clearance System. The Euroclear Clearance System establishes policy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

The Euroclear Operator is a Belgian bank. The Belgian Banking Commission and the National Bank of Belgium regulate and examine the Euroclear Operator.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within the Euroclear System;

•	withdrawal of securities and cash from the Euroclear System; and

•	receipts of payments with respect to securities in the Euroclear System.

All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear Operator and by Euroclear.

Settlement

You will be required to make your initial payment for the debt securities in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debt securities settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of debt securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but generally will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Other Clearing Systems

We may choose any other clearing system for a particular series of securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

DESCRIPTION OF ORDINARY SHARES

This prospectus may be used to offer our ordinary shares either alone or underlying debt securities convertible into or exchangeable for our ordinary shares.

Holders of our ordinary shares are entitled to certain rights and subject to certain conditions.

Share Capital

In connection with the spin-off of the Company’s stainless and specialty steels business into Aperam on January 25, 2011, the Company’s issued share capital was reduced to €6,428,005,991.80 without any reduction in the number of shares issued which remained at 1,560,914,610 and was unchanged at December 31, 2012.

Out of the total 1,569,914,610 shares issued, 11,807,462 shares were held in treasury by ArcelorMittal at December 31, 2012, representing 0.75% of its issued share capital.

The Company’s authorized share capital, including the issued share capital, was €7,082,460,000, represented by 1,617,000,000 shares at December 31, 2011, and was increased by the extraordinary general meeting of shareholders held on May 8, 2012 to €7,725,260,599.18, represented by 1,773,091,461 shares.

The Company has a single category of shares: ordinary shares.

Memorandum and Articles of Association

Below is a summary of ArcelorMittal’s Articles of Association. The full text of our Articles of Association is available on www.arcelormittal.com under “Investors & Shareholders—Corporate Governance” or by sending an e-mail request to: company.secretary@arcelormittal.com.

Corporate Purpose

The corporate purpose of ArcelorMittal is the manufacture, processing and marketing of steel, steel products and all other metallurgical products, as well as all products and materials used in their manufacture, their processing and their marketing, and all industrial and commercial activities connected directly or indirectly with those objects, including mining and research activities and the creation, acquisition, holding, exploitation and sale of patents, licenses, know-how and, more generally, intellectual and industrial property rights.

The Company may realize its corporate purpose either directly or through the creation of companies, the acquisition, holding or acquisition of interests in any companies or partnerships, membership in any associations, consortia and joint ventures.

In general, the Company’s corporate purpose comprises the participation, in any form whatsoever, in companies and partnerships and the acquisition by purchase, subscription or in any other manner as well as the transfer by sale, exchange or in any other manner of shares, bonds, debt securities, warrants and other securities and instruments of any kind. It may grant assistance to any affiliated company and take any measure for the control and supervision of such companies and it may carry out any commercial, financial or industrial operation or transaction that it considers to be directly or indirectly necessary or useful in order to achieve or further its corporate purpose.

Form and Transfer of Shares

The shares of ArcelorMittal are issued in registered form only and are freely transferable. There are no restrictions on the rights of Luxembourg or non-Luxembourg residents to own ArcelorMittal shares.

Under Luxembourg law, the ownership of registered shares is evidenced by the inscription of the name of the shareholder, the number of shares and the amount paid up on each share in the shareholders’ register. Each transfer of shares is made by a written declaration of transfer recorded in the shareholders’ register of ArcelorMittal, dated and signed by the transferor and the transferee or by their duly appointed agent. ArcelorMittal may accept and enter into its shareholders’ register any transfer based on an agreement between the transferor and the transferee provided a true and complete copy of the agreement is provided to ArcelorMittal.

The Articles of Association provide that shares may be held through a securities settlement (clearing) system or a professional depositary of securities. Shares held in this manner have the same rights and obligations as the registered shares. shares held through a securities settlement system or a professional depositary of securities may be transferred in accordance with customary procedures for the transfer of securities in book-entry form.

ArcelorMittal shares comprise the following:

•

shares traded on the NYSE, referred to as “ArcelorMittal New York Registry Shares”, which are registered in the local shareholders’ register kept on behalf of ArcelorMittal by Citibank, N.A., which starting in July 2011 replaced The Bank of New York Mellon in this function; and

•

shares traded on Euronext Amsterdam by NYSE Euronext, Euronext Paris by NYSE Euronext, the regulated market of the Luxembourg Stock Exchange and the Spanish stock exchanges, referred to as “ArcelorMittal European Registry Shares”, which are registered in the local shareholders’ register kept on behalf of ArcelorMittal by BNP Paribas Securities Services Amsterdam in The Netherlands, or directly on the Luxembourg shareholders’ register without being held on the local shareholders’ register kept in The Netherlands.

Since March 2009, ArcelorMittal has used the services of BNP Paribas Securities Services to assist it with certain administrative tasks relating to the day-to-day administrative management of the shareholders’ register.

A draft bill of law, currently expected to come into effect during the course of 2013, will allow Luxembourg issuers to opt for the full dematerialization of shares. If ArcelorMittal were to opt for full dematerialization in the future, shareholders would be required to hold their shares in a securities account at a bank or other financial intermediary, which would in turn hold the shares via an account with a securities depository such as Clearstream or Euroclear. Dematerialized securities would be solely represented by account entries with the securities depositary and would therefore exist only in electronic form. If ArcelorMittal were to opt for the full dematerialization of its shares, it would no longer be possible for shareholders to hold shares through a direct, nominative registration in the Company’s register of shareholders as is currently the case.

Issuance of Shares

The issuance of shares by ArcelorMittal requires either an amendment of the Articles of Association approved by an extraordinary general meeting of shareholders (EGM) or a decision of the Board of Directors that is within the limits of the authorized share capital set out in the Articles of Association. In the latter case, the Board of Directors may determine the conditions for the issuance of shares, including the consideration (cash or in kind) payable for such shares.

The EGM may not validly deliberate unless at least half of the share capital is present or represented upon the first call. If the quorum is not met, the meeting may be reconvened as described in “General Meetings of Shareholders” below. The second meeting will be held regardless of the proportion of share capital represented. At both meetings, resolutions, in order to be adopted, must be carried by at least two-thirds of the votes cast.

The authorized share capital of the Company was increased by 10% to €7,725,260,599.18 represented by 1,773,091,461 shares at the extraordinary shareholders’ meeting held on May 8, 2012. The authorization allowing the Board of Directors to issue further shares out of the authorized share capital was also renewed at the extraordinary shareholders’ meeting1 held on May 8, 2012, and expires five years from the date of publication of the EGM deed in the Luxembourg official gazette, which occurred on May 21, 2012. This authorization may be renewed from time to time by an EGM for periods not to exceed five years each.

Preemptive Rights

Unless limited or cancelled by the Board of Directors as described below or by an EGM, holders of ArcelorMittal shares have a pro rata preemptive right to subscribe for newly issued shares, except for shares issued for consideration other than cash (i.e., in kind).

The Articles of Association provide that preemptive rights may be limited or cancelled by the Board of Directors in the event of an increase in the Company’s issued share capital until the date five years from the date of publication in the Luxembourg official gazette of the relevant meeting minutes, which publication occurred on May 21, 2012 with respect to the minutes of the EGM held on May 8, 2012. This power of the Board of Directors may from time to time be renewed by an EGM for subsequent periods not to exceed five years each.

Repurchase of Shares

ArcelorMittal is prohibited by Luxembourg law from subscribing for its own shares. ArcelorMittal may, however, repurchase its own shares or have another person repurchase shares on its behalf, subject to certain conditions, including:

•

a prior authorization of the general meeting of shareholders setting out the terms and conditions of the proposed repurchase, including the maximum number of shares to be repurchased, the duration of the period for which the authorization is given (which may not exceed five years) and the minimum and maximum consideration per share;

•

the repurchase may not reduce the net assets of ArcelorMittal on a non-consolidated basis to a level below the aggregate of the issued share capital and the reserves that ArcelorMittal must maintain pursuant to Luxembourg law or its Articles of Association; and

•	only fully paid-up shares may be repurchased. All of ArcelorMittal’s issued shares as of December 31, 2012 are fully paid-up.

In addition, Luxembourg law allows the Board of Directors to approve the repurchase of ArcelorMittal shares without the prior approval of the general meeting of shareholders if necessary to prevent serious and imminent harm to ArcelorMittal. In such a case, the next general meeting of shareholders must be informed by the Board of Directors of the reasons for and the purpose of the acquisitions made, the number and nominal values, or in the absence thereof, the accounting par value of the shares acquired, the proportion of the issued share capital that they represent, and the consideration paid for them.

The general meeting of shareholders held on May 11, 2010 granted the Board of Directors a new share buy-back authorization whereby the Board of Directors may authorize the acquisition or sale of ArcelorMittal shares, including, but not limited to, entering into off-market and over-the-counter transactions and the acquisition of shares through derivative financial instruments. Any acquisitions, disposals, exchanges, contributions or transfers of shares by the Company or other companies in the ArcelorMittal group must be in accordance with Luxembourg laws transposing Directive 2003/6/EC regarding insider dealing and market manipulation and EC Regulation 2273/2003 regarding exemptions for buy-back programmes and stabilisation of financial instruments and may be carried out by all means, on or off-market, including by a public offer to buy-back shares, or by the use of derivatives or option strategies. The fraction of the capital acquired or transferred in the form of a block of shares may amount to the entire program.

Such transactions may be carried out at any time, including during a tender offer period, in accordance with applicable laws and regulations. Any share buy-backs on the New York Stock Exchange must be performed in compliance with Section 10(b) and Section 9(a)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10b-5 promulgated under the Exchange Act.

The authorization is valid for a period of five years, i.e., until the annual general meeting of shareholders to be held in May 2015, or until the date of its renewal by a resolution of the general meeting of shareholders if such renewal date is prior to the expiration the five-year period.

On November 26, 2010, ArcelorMittal announced that its Board of Directors had authorized a share buy-back program for up to 6% of its share capital to be completed at the latest on December 1, 2011, within the scope of the authorization given by the annual general meeting of shareholders held on May 11, 2010. The purpose of instituting the buy-back program was to partially or totally hedge ArcelorMittal’s current and future obligations under securities giving access to its share capital (such as its convertible bonds) and share-based employee incentive plans. The program authorized ArcelorMittal to acquire or sell its own shares in accordance with applicable laws and regulations, including by selling treasury shares it currently holds, entering into off-market, over-the-counter transactions and through call options and other derivative financial instruments.

Pursuant to this program, ArcelorMittal acquired in December 2010 euro-denominated call options on 61,728,395 of its own shares and U.S. dollar-denominated call options on 26,533,997 of its own shares, with strike prices of €20.25 and $30.15 per share, respectively, allowing it to hedge its obligations arising out of the potential conversion of its euro-denominated 7.25% convertible bonds due 2014 (OCEANEs) and its U.S. dollar denominated 5% convertible notes due 2014. As part of the transaction, ArcelorMittal also sold 26.48 million treasury shares for a price of €26.42 per share in connection with the euro-denominated call option purchase, and 11.5 million treasury shares for a price of $37.87 per share in connection with the U.S. dollar-denominated call option purchase, both through over-the-counter block trades. The share buy-back authorization expired on December 1, 2011, and no shares were purchased under this authorization in 2011 or 2012.

An agreement was entered into on December 19, 2008 between ArcelorMittal and ArcelorMittal USA, LLC (“AM USA”) whereby ArcelorMittal agreed to transfer to AM USA a number of shares held in treasury by ArcelorMittal equal to a maximum value of approximately $129.9 million, subject to certain adjustments, and in several tranches, until the end of 2009. The following three purchases of treasury shares by AM USA from ArcelorMittal have been made under the agreement:

•	1,121,995 shares on December 29, 2008 for a consideration of $23.72 per share, the NYSE opening price on December 23, 2008,

•	119,070 shares on June 29, 2009 for a consideration of $32.75 per share, the NYSE opening price on June 26, 2009, and

•	1,000,095 shares on September 15, 2009 for a consideration of $39 per share, the NYSE opening price on September 14, 2009.

The purchased shares were transferred by AM USA into the AM USA Pension Trust. There have been no further purchases made by AM USA or transfers of treasury shares to AM USA from ArcelorMittal since 2009.

In connection with ArcelorMittal’s Employee Share Purchase Plan (“ESPP”) 2010, employees subscribed for a total of 164,171 ArcelorMittal shares (with a ceiling of up to 200 shares per employee) out of a total of 2,500,000 shares available for subscription. The shares subscribed by employees under the ESPP 2010 program were treasury shares. Due to the low participation level in previous years and the complexity and high cost of setting up an ESPP, management decided not to implement another ESPP in 2011 and the same decision has been adopted with respect to 2012.

Capital Reduction

The Articles of Association provide that the issued share capital of ArcelorMittal may be reduced subject to the approval of at least two-thirds of the votes cast at an extraordinary general meeting of shareholders where at first call at least 50% of the issued share capital is required to be represented, with no quorum being required at a reconvened meeting.

General Meeting of Shareholders

The Shareholders’ Rights Law of May 24, 2011, which transposes into Luxembourg law Directive 2007/36/EC of the European Parliament and of the Council of July 11, 2007 on the exercise of certain rights of shareholders in listed companies of July 14, 2007, came into force on July 1, 2011.

The Shareholders’ Rights Law abolished the blocking period and introduced the record date system into Luxembourg law. As set out in the Articles of Association, the record date applicable to ArcelorMittal is the 14th day at midnight before the general meeting date. Only the votes of shareholders who are shareholders of the Company on the record date will be taken into account, regardless of whether they remain shareholders on the general meeting date. Shareholders who intend to participate in the general meeting must notify the Company at the latest on the date indicated in the convening notice of their intention to participate (by proxy or in person).

Ordinary General Meetings of Shareholders. At an ordinary general meeting of shareholders there is no quorum requirement and resolutions are adopted by a simple majority, irrespective of the number of shares represented. Ordinary general meetings deliberate on any matter that does not require the convening of an extraordinary general meeting.

Extraordinary General Meetings of Shareholders. An extraordinary general meeting must be convened to deliberate on the following types of matters:

•	an increase or decrease of the authorized or issued share capital,

•	a limitation or exclusion of existing shareholders’ preemptive rights,

•	the acquisition by any person of 25% or more of the issued share capital of ArcelorMittal,

•	approving a merger or similar transaction such as a spin-off, and

•	any transaction or matter requiring an amendment of the Articles of Association.

The extraordinary general meeting must reach a quorum of shares present or represented at the meeting of 50% of the share capital in order to validly deliberate. If this quorum is not reached, the meeting may be reconvened and the second meeting will not be subject to any quorum requirement. In order to be adopted by the extraordinary general meeting (on the first or the second call), any resolution submitted must be approved by at least two-thirds of the votes cast except for certain limited matters where the Articles of Association require a higher majority (see “Amendment of the Articles of Association” below). Votes cast do not include votes attaching to shares with respect to which the shareholder has not taken part in the vote, has abstained or has returned a blank or invalid vote.

Voting and Information Rights

The voting and information rights of shareholders in Luxembourg companies have improved since the entry into force of the Shareholders’ Rights Law on July 1, 2011.

There are no restrictions on the rights of Luxembourg or non-Luxembourg residents to vote ArcelorMittal shares. Each share entitles the shareholder to attend a general meeting of shareholders in person or by proxy, to address the general meeting of shareholders and to vote. Each share entitles the holder to one vote at the general meeting of shareholders. There is no minimum shareholding (beyond owning a single share or representing the owner of a single share) required to be able to attend or vote at a general meeting of shareholders.

The Board of Directors may also decide to allow shareholders to vote by correspondence by means of a form providing for a positive or negative vote or an abstention on each agenda item. The conditions for voting by correspondence are set out in the Articles of Association and in the convening notice.

The Board of Directors may decide to arrange for shareholders to be able to participate in the general meeting by electronic means by way, among others, of (i) real-time transmission to the public of the general meeting, (ii) two-way communication enabling shareholders to address the general meeting from a remote location, or (iii) a mechanism allowing duly identified shareholders to cast their votes before or during the general meeting without the need for them to appoint a proxyholder who would be physically present at the meeting.

A shareholder may act at any general meeting of shareholders by appointing another person (who need not be a shareholder) as his or her attorney by means of a written proxy using the form made available on the website of the Company. The completed and signed proxy must be sent to the Company in accordance with the instructions set out in the convening notice.

General meetings of shareholders are convened by the publication of a notice at least 30 days before the meeting date in a Luxembourg newspaper, in the Luxembourg official legal gazette, the Mémorial, Recueil des Sociétés et Associations, and by way of press release sent to the major news agencies. Ordinary general meetings are not subject to any minimum shareholder participation level. Extraordinary general meetings, however, are subject to a minimum quorum of 50% of the share capital. In the event the 50% quorum is not met upon the first call, the meeting may be reconvened by way of convening notice published in the same manner as the first notice, at least 17 days before the meeting date. No quorum is required upon the second call.

Shareholders whose share ownership is directly registered in the shareholders’ register of the Company must receive the convening notice by regular mail, unless they have accepted to receive it through other means (i.e., electronically). In addition, all materials relating to a general meeting of shareholders must be made available on the website of ArcelorMittal from the first date of publication of the convening notice.

Based on an amendment voted by the extraordinary general meeting of shareholders on May 8, 2012, the Articles of Association of ArcelorMittal provide that the annual general meeting of shareholders is held each year at a date and time set by the Board of Directors during the second or third week of May, between 9.00 a.m. and 4.00 p.m. Central European Time, in Luxembourg.

Luxembourg law requires the Board of Directors to convene a general meeting of shareholders if shareholders representing in the aggregate 10% of the issued share capital so require in writing with an indication of the requested agenda. In this case, the general meeting of shareholders must be held within one month of the request. If the requested general meeting of shareholders is not so convened, the relevant shareholder or group of shareholders may petition the competent court in Luxembourg to have a court appointee convene the general meeting.

Shareholders representing in the aggregate 5% of the issued share capital may also request that additional items be added to the agenda of a general meeting and may draft alternative resolutions to be submitted to the general meeting regarding existing agenda items The request must be made in writing and sent either to the electronic address or to the Company’s postal address set out in the convening notice.

The Shareholders’ Rights Law provides that a company’s articles of association may allow shareholders to ask questions prior to the general meeting which will be answered by management during the general meeting’s questions and answers session prior to the vote on the agenda items. Although the Articles of Association of

ArcelorMittal do not specifically address this point, shareholders are able to ask questions in writing ahead of a general meeting and their questions will be considered for the preparation of the general meeting’s questions and answers session. With regard to the May 8, 2012 general meetings, shareholders were expressly encouraged to send questions and comments to the Company in advance by writing to a dedicated e-mail address indicated in the convening notice.

Election and Removal of Directors. Members of the Board of Directors are elected by simple majority of the represented shareholders at an ordinary general meeting of shareholders. Directors are elected for a period ending on a date determined at the time of their appointment. The directors of ArcelorMittal are elected for three-year terms. Any director may be removed with or without cause by a simple majority vote at any general meeting of shareholders.

ArcelorMittal’s Articles of Association provide that, from August 1, 2009, the Significant shareholder (a trust (HSBC Trust (C.I.) Limited, as trustee), of which Mr. Lakshmi N. Mittal, Mrs. Usha Mittal and their children are the beneficiaries) is entitled to nominate a number of candidates for election by the shareholders to the Board of Directors in proportion to its shareholding. The Significant shareholder has not exercised this right to date.

Amendment of the Articles of Association

Any amendments to the Articles of Association other than those described below must be approved by an extraordinary general meeting of shareholders held in the presence of a Luxembourg notary, followed by the publications required by Luxembourg law.

In order to be adopted, amendments of the Articles of Association of ArcelorMittal relating to the size and the requisite minimum number of independent and non-executive directors of the Board of Directors, the composition of the audit committee, and the nomination rights to the Board of Directors of the Significant shareholder require a majority of votes representing two-thirds of the voting rights attached to the shares in ArcelorMittal. The same majority rule would apply to amendments of the provisions of the Articles of Association that set out the foregoing rule.

Annual Accounts

Each year before submission to the annual ordinary general meeting of shareholders, the Board of Directors approves the parent company accounts for ArcelorMittal, the parent company of the ArcelorMittal group, consisting of an inventory of its assets and liabilities, a statement of financial position and a profit and loss account, as well as the annual consolidated accounts of the ArcelorMittal group. The Board of Directors also approves the management reports on each of the stand-alone audited annual accounts and the consolidated annual accounts, and in respect of each of these sets of accounts a report must be issued by the independent auditors.

The annual accounts, the annual consolidated accounts, the management reports and the auditor’s reports will be available on request from the Company and on the Company’s website from the date of publication of the convening notice for the annual ordinary general meeting of shareholders.

The parent company accounts and the consolidated accounts, after their approval by the annual ordinary general meeting of shareholders, are filed with the Luxembourg register of trade and companies.

Dividends

Except for shares held in treasury by the Company, each ArcelorMittal share is entitled to participate equally in dividends if and when declared out of funds legally available for such purposes. The Articles of Association provide that the annual ordinary general meeting of shareholders may declare a dividend and that the Board of Directors may declare interim dividends within the limits set by Luxembourg law.

Declared and unpaid dividends held by ArcelorMittal for the account of its shareholders do not bear interest. Under Luxembourg law, claims for dividends lapse in favor of ArcelorMittal five years after the date on which the dividends have been declared.

Merger and Division

A merger whereby the Luxembourg company being acquired transfers to an existing or newly incorporated Luxembourg company all of its assets and liabilities in exchange for the issuance to the shareholders of the company being acquired of shares in the acquiring company, and a division whereby a company (the company being divided) transfers all its assets and liabilities to two or more existing or newly incorporated companies in exchange for the issuance of shares in the beneficiary companies to the shareholders of the company being divided or to such company, and certain similar restructurings must be approved by an extraordinary general meeting of shareholders of the relevant companies held in the presence of a notary. These transactions require the approval of at least two-thirds of the votes cast at a general meeting of shareholders of each of the companies where at least 50% of the share capital is represented upon first call, with no such quorum being required at a reconvened meeting.

Liquidation

In the event of the liquidation, dissolution or winding-up of ArcelorMittal, the assets remaining after allowing for the payment of all liabilities will be paid out to the shareholders pro rata to their respective shareholdings. The decision to liquidate, dissolve or wind-up requires the approval of at least two-thirds of the votes cast at a general meeting of shareholders where at first call at least 50% of the share capital is represented, with no quorum being required at a reconvened meeting. Irrespective of whether the liquidation is subject to a vote at the first or a subsequent extraordinary general meeting of shareholders, it requires the approval of at least two-thirds of the votes cast at the extraordinary general meeting of shareholders.

Mandatory Bid—Squeeze-Out Right—Sell-Out Right

Mandatory Bid. The Luxembourg law of May 19, 2006 implementing Directive 2004/25/EC of the European Parliament and the Council of April 21, 2004 on takeover bids ( the “Takeover Law”), provides that, if a person acting alone or in concert acquires securities of ArcelorMittal which, when added to any existing holdings of ArcelorMittal securities, give such person voting rights representing at least 33 1/3% of all of the voting rights attached to the issued shares in ArcelorMittal, this person is obliged to make an offer for the remaining shares in ArcelorMittal. In a mandatory bid situation the “fair price” is in principle considered to be the highest price paid by the offeror or a person acting in concert with the offeror for the securities during the 12–month period preceding the mandatory bid.

ArcelorMittal’s Articles of Association provide that any person who acquires shares giving them 25% or more of the total voting rights of ArcelorMittal must make or cause to be made, in each country where ArcelorMittal’s securities are admitted to trading on a regulated or other market and in each of the countries in which ArcelorMittal has made a public offering of its shares, an unconditional public offer of acquisition to all shareholders for all of their shares and also to all holders of securities giving access to capital or linked to capital or whose rights are dependent on the profits of ArcelorMittal. The price offered must be fair and equitable and must be based on a report drawn up by a leading international financial institution or other internationally recognized expert.

Squeeze-Out Right. The Takeover Law provides that, when an offer (mandatory or voluntary) is made to all of the holders of voting securities of ArcelorMittal and after such offer the offeror holds at least 95% of the securities carrying voting rights and 95% of the voting rights, the offeror may require the holders of the remaining securities to sell those securities (of the same class) to the offeror. The price offered for such securities must be a “fair price.” The price offered in a voluntary offer would be considered a “fair price” in the squeeze-out proceedings if the offeror acquired at least 90% of the ArcelorMittal shares carrying voting rights that were the subject of the offer. The price paid in a mandatory offer is deemed a “fair price.” The consideration paid in the squeeze-out proceedings must take the same form as the consideration offered in the offer or consist solely of cash. Moreover, an all-cash option must be offered to the remaining ArcelorMittal shareholders. Finally, the right to initiate squeeze-out proceedings must be exercised within three months following the expiration of the offer.

Sell-Out Right. The Takeover Law provides that, when an offer (mandatory or voluntary) is made to all of the holders of voting securities of ArcelorMittal and if after such offer the offeror holds securities carrying more than 90% of the voting rights, the remaining security holders may require that the offeror purchase the remaining securities of the same class. The price offered in a voluntary offer would be considered “fair” in the sell-out proceedings if the offeror acquired at least 90% of the ArcelorMittal shares carrying voting rights and which were the subject of the offer. The price paid in a mandatory offer is deemed a “fair price.” The consideration paid in the sell-out proceedings must take the same form as the consideration offered in the offer or consist solely of cash. Moreover, an all-cash option must be offered to the remaining ArcelorMittal shareholders. Finally, the right to initiate sell-out proceedings must be exercised within three months following the expiration of the offer.

Disclosure of Significant Ownership in ArcelorMittal Shares

Holders of ArcelorMittal shares and derivatives or other financial instruments linked to ArcelorMittal shares may be subject to the notification obligations of the Luxembourg law of January 11, 2008 on transparency requirements regarding information about issuers whose securities are admitted to trading on a regulated market (the “Transparency Law”). The following description summarizes these obligations. ArcelorMittal shareholders are advised to consult with their own legal advisers to determine whether the notification obligations apply to them.

The Transparency Law provides that, if a person acquires or disposes of a shareholding in ArcelorMittal, and if following the acquisition or disposal the proportion of voting rights held by the person reaches, exceeds or falls below one of the thresholds of 5%, 10%, 15%, 20%, 25%, 33 1/33%, 50% or 66 2/3% of the total voting rights existing when the situation giving rise to a declaration occurs, the relevant person must simultaneously notify ArcelorMittal and the CSSF (the Luxembourg securities regulator) of the proportion of voting rights held by it further to such event within four Luxembourg Stock Exchange trading days of the day of execution of the transaction triggering the threshold crossing.

A person must also notify ArcelorMittal of the proportion of his or her voting rights if that proportion reaches, exceeds or falls below the abovementioned thresholds as a result of events changing the breakdown of voting rights.

The above notification obligations also apply to persons who directly or indirectly hold financial instruments linked to ArcelorMittal shares.

ArcelorMittal’s Articles of Association also provide that the above disclosure obligations also apply to:

•	any acquisition or disposal of shares resulting in the threshold of 2.5% of voting rights in ArcelorMittal being crossed upwards or downwards,

•	any acquisition or disposal of shares resulting in the threshold of 3.0% of voting rights in ArcelorMittal being crossed upwards or downwards, and

•

with respect to any shareholder holding at least 3.0% of the voting rights in ArcelorMittal, to any acquisition or disposal of shares resulting in successive thresholds of 1% of voting rights being crossed upwards or downwards.

Any person who acquires shares giving him or her 5% or more or a multiple of 5% or more of the voting rights must inform ArcelorMittal within 10 Luxembourg Stock Exchange trading days following the date on which the threshold was crossed by registered letter with return receipt requested as to whether he or she intends to acquire or dispose of shares in ArcelorMittal within the next 12 months or intends to seek to obtain control over ArcelorMittal or to appoint a member to ArcelorMittal’s Board of Directors.

For the purposes of calculating the percentage of a shareholder’s voting rights in ArcelorMittal, the following are taken into account:

•

voting rights held by a third party with whom that person or entity has concluded an agreement and which obliges them to adopt, by concerted exercise of the voting rights they hold, a lasting common policy towards ArcelorMittal;

•	voting rights held by a third party under an agreement concluded with that person or entity providing for the temporary transfer for consideration of the voting rights in question;

•	voting rights attaching to shares pledged as collateral with that person or entity, provided the person or entity controls the voting rights and declares its intention to exercise them;

•	voting rights attaching to shares in which a person or entity holds a life interest;

•	voting rights which are held or may be exercised within the meaning of the four foregoing points by an undertaking controlled by that person or entity;

•	voting rights attaching to shares deposited with that person or entity which the person or entity may exercise at its discretion in the absence of specific instructions from the shareholders;

•	voting rights held by a third party in its own name on behalf of that person or entity; and

•	voting rights which that person or entity may exercise as a proxy where the person or entity may exercise the voting rights in its sole discretion.

In addition, the Articles of Association provide that, for the purposes of calculating a person’s voting rights in ArcelorMittal, the voting rights attached to the shares underlying any other financial instruments owned by that person must be taken into account for purposes of the calculation based on the principles set out above.

Disclosure of Insider Dealing Transactions

Members of the Board of Directors, the Group Management Board, other executives fulfilling senior management responsibilities within ArcelorMittal and falling with the definition of “Persons Discharging Senior Managerial Responsibilities” set out below and persons closely associated with them must disclose to the Luxembourg securities regulator CSSF and to ArcelorMittal all transactions relating to shares of ArcelorMittal or derivatives or other financial instruments linked to shares of ArcelorMittal conducted by them or for their account.

“Persons Discharging Senior Managerial Responsibilities” within ArcelorMittal are the members of the Board of Directors, the Group Management Board, and executives who, while occupying a high level management position, are not members of the above corporate bodies, but who have regular access to non-public material information relating, directly or indirectly, to ArcelorMittal and have the authority to make management decisions about the future development of the Company and its business strategy. Persons closely associated with them include their respective family members.

Information on trading in ArcelorMittal shares by “Persons Discharging Senior Managerial Responsibilities” is available in “Investors & Shareholders—Corporate Governance—Share Information—Share Trading by Management” on ArcelorMittal’s website. The ArcelorMittal Insider Dealing Regulations can be found in the “Investors & Shareholders—Corporate Governance—Insider Dealing Regulations” section of www.arcelormittal.com.

In 2012, a total of six notifications were received from such persons by ArcelorMittal and filed on their behalf with the CSSF, for a total of 120,500 ArcelorMittal shares purchased.

Publication of Regulated Information

Since January 2009, disclosure to the public of “regulated information” (within the meaning of the Luxembourg Transparency Law) concerning ArcelorMittal has been made by publishing the information through the centralized regulated information filing and storage system managed by the Luxembourg Stock Exchange and accessible in English and French on www.bourse.lu, in addition to the publication by ArcelorMittal of the information by way of press release. All news and press releases issued by the Company are available on www.arcelormittal.com in the “News and Media” section.

Limitation of Directors’ Liability/Indemnification of Officers and Directors

The Articles of Association of ArcelorMittal provide that ArcelorMittal will, to the extent permitted by law, indemnify every director and every member of the Group Management Board as well as every former director or member of the Group Management Board for fees, costs and expenses reasonably incurred in the defense or resolution (including a settlement) of all legal actions or proceedings, whether civil, criminal or administrative, he or she has been involved in his or her role as former or current director or member of the Group Management Board.

The right to indemnification does not exist in the case of gross negligence, fraud, fraudulent inducement, dishonesty or for a criminal offense, or if it is ultimately determined that the director or member of the Group Management Board has not acted honestly, in good faith and with the reasonable belief that he or she was acting in the best interests of ArcelorMittal.

TAX CONSIDERATIONS

A description of any material U.S. federal and Luxembourg income tax consequences of the purchase, ownership and disposition of securities will be provided in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.

The prospectus supplement relating to any offering will identify or describe:

•	any underwriters, dealers or agents;

•	their compensation;

•	the estimated net proceeds to us;

•	the purchase price of the securities;

•	the initial public offering price of the securities; and

•	any exchange on which the securities will be listed, if applicable.

If we use underwriters in the sale, they will acquire securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the prospectus supplement, various conditions to the underwriters’ obligation to purchase securities apply, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Dealers

If we use dealers in the sale, unless we otherwise indicate in the prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Agents and Direct Sales

We may sell securities directly or through agents that we designate. The prospectus supplement will name any agent involved in the offering and sale and state any commissions we will pay to that agent. Unless we indicate otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Contracts with Institutional Investors for Delayed Delivery

If we indicate in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other similar institutions as we may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs:

•	the validity of the arrangements; or

•	the performance by us or the institutional investor.

Indemnification

Agreements that we will enter into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Market Making

In the event that we do not list securities of any series on a U.S. national securities exchange, various broker-dealers may make a market in the securities, but will have no obligation to do so, and may discontinue any market making at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in securities of any series or that the liquidity of the trading market for the securities will be limited.

Expenses

The expenses of any offering of debt securities will be detailed in the relevant prospectus supplement.

VALIDITY OF THE SECURITIES

Unless otherwise specified in the prospectus supplement, the validity of the ordinary shares of ArcelorMittal and the due authorization of the issuance of the securities under Luxembourg law will be passed upon for ArcelorMittal by Elvinger, Hoss & Prussen, its Luxembourg counsel, and the validity of the debt securities under New York law will be passed upon for ArcelorMittal by Cleary Gottlieb Steen & Hamilton LLP, its United States counsel, and for the underwriters by Davis Polk & Wardwell LLP.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the 2011 Form 20-F, and the effectiveness of ArcelorMittal’s internal control over financial reporting as of December 31, 2011, have been audited by Deloitte Audit, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

The Articles of Association of ArcelorMittal provide that ArcelorMittal will, to the broadest extent permitted by Luxembourg law, indemnify every director and every member of the Group Management Board as well as every former director or member of the Group Management Board for fees, costs and expenses reasonably incurred in the defense or resolution (including a settlement) of all legal actions or proceedings, whether civil, criminal or administrative, he or she has been involved in his or her role as former or current director or member of the Group Management Board of ArcelorMittal.

The right to indemnification does not exist in the case of gross negligence, fraud, fraudulent inducement, dishonesty or for a criminal offense, or if it is ultimately determined that the director or member of the Group Management Board has not acted honestly, in good faith and with the reasonable belief that he or she was acting in the best interests of ArcelorMittal.

Item 9. Exhibits.

Exhibit Number	Description of Document

1.1*	Form of Underwriting Agreement.

4.1	Form of Senior Debt Indenture, between ArcelorMittal and Wilmington Trust, National Association, as trustee, and Citibank, N.A., as securities administrator.

4.2	Form of debt securities for ArcelorMittal relating thereto (included in Exhibit 4.1).

4.3	Form of Subordinated Debt Indenture, between ArcelorMittal and Wilmington Trust, National Association, as trustee, and Citibank, N.A., as securities administrator.

4.4	Form of subordinated debt securities for ArcelorMittal relating thereto (included in Exhibit 4.3).

4.5	Amended and Restated Articles of Association of ArcelorMittal dated May 8, 2012 and published in the Mémorial C (Official Gazette) on May 21, 2012.

5.1	Opinion of Elvinger, Hoss & Prussen as to the validity of the ordinary shares and debt securities under Luxembourg law.

5.2	Opinion of Cleary Gottlieb Steen & Hamilton LLP as to the validity of the debt securities under New York law.

12.1	Computation of ratio of earnings to fixed charges.

23.1	Consent of Deloitte Audit.

23.2	Consent of Elvinger, Hoss & Prussen (included in Exhibit 5.1 above).

23.3	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.2 above).

23.4	Consent of Marshall Miller & Associates, Inc.

24.1*	Powers of Attorney (included on the signature page of the Form F-3 filed on February 28, 2012).

25.1	Statement of eligibility of Trustee on Form T-1 with respect to Exhibits 4.1 and 4.3 above.

*	Previously filed.

Item 10. Undertakings.

(a)	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information set forth in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement.

5.	That, for the purpose of determining liability under the Securities Act to any purchaser,

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

7.	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

8.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES OF ARCELORMITTAL

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effect Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Luxembourg, on January 9, 2013.

ARCELORMITTAL

By:	/s/ Henk Scheffer
Name:	Henk Scheffer
Title:	Company Secretary

By:	/s/ Thierry Royer
Name:	Thierry Royer
Title:	Vice President, Treasury

Pursuant to the requirements of the Securities Act of 1933, this Post-Effect Amendment No. 1 to registration statement has been signed by the following persons in the capacities and on the dates indicated in respect of ArcelorMittal.

Signature	Title

* Lakshmi N. Mittal	Chief Executive Officer, Director and Chairman of the Board of Directors

* Aditya Mittal	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Vanisha Mittal Bhatia	Director

* Narayanan Vaghul	Director

* Wilbur L. Ross, Jr.	Director

* Lewis B. Kaden	Director

Suzanne P. Nimocks	Director

* Jeannot Krecké	Director

* Antoine Spillman	Director

Signature	Title

Bruno Lafont	Director

* H.R.H. Prince Guillaume de Luxembourg	Director

Tye Burt	Director

*By: /s/ Henk Scheffer Henk Scheffer	Attorney-in-fact

Signature of Authorized Representative of ArcelorMittal

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of ArcelorMittal, has signed this Post-Effect Amendment No. 1 to registration statement in the City of Chicago, State of Illinois, on January 9, 2013.

Signature	Title

/s/ Marc Jeske	Authorized Representative in the United States Assoc. GC/Asst. Secretary
Marc Jeske

INDEX TO EXHIBITS

Exhibit Number	Description of Document

1.1*	Form of Underwriting Agreement.

4.1	Form of Senior Debt Indenture, between ArcelorMittal and Wilmington Trust, National Association, as trustee, and Citibank, N.A., as securities administrator.

4.2	Form of debt securities for ArcelorMittal relating thereto (included in Exhibit 4.1).

4.3	Form of Subordinated Debt Indenture, between ArcelorMittal and Wilmington Trust, National Association, as trustee, and Citibank, N.A., as securities administrator.

4.4	Form of subordinated debt securities for ArcelorMittal relating thereto (included in Exhibit 4.3).

4.5	Amended and Restated Articles of Association of ArcelorMittal dated May 8, 2012 and published in the Mémorial C (Official Gazette) on May 21, 2012.

5.1	Opinion of Elvinger, Hoss & Prussen as to the validity of the ordinary shares and debt securities under Luxembourg law.

5.2	Opinion of Cleary Gottlieb Steen & Hamilton LLP as to the validity of the debt securities under New York law.

12.1	Computation of ratio of earnings to fixed charges.

23.1	Consent of Deloitte Audit.

23.2	Consent of Elvinger, Hoss & Prussen (included in Exhibit 5.1 above).

23.3	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.2 above).

23.4	Consent of Marshall Miller & Associates, Inc.

24.1*	Powers of Attorney (included on the signature page of the Form F-3 filed on February 28, 2012).

25.1	Statement of eligibility of Trustee on Form T-1 with respect to Exhibits 4.1 and 4.3 above.

*	Previously filed.